Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

ALERISLIFE INC.,

a Maryland corporation;

ABP ACQUISITION LLC,

a Maryland limited liability company;

and

ABP ACQUISITION 2 LLC,

a Maryland limited liability company

Dated as of February 2, 2023

Table of Contents

Section 1 THE OFFER		2

1.1	The Offer	2
1.2	Company Actions	5

Section 2 MERGER TRANSACTION		7

2.1	Merger of Purchaser into the Company	7
2.2	Effect of the Merger	7
2.3	Closing; Effective Time	7
2.4	Governing Documents; Directors and Officers	8
2.5	Conversion of Shares	8
2.6	Surrender of Certificates; Stock Transfer Books	9
2.7	Dissenters’ Rights	12
2.8	Treatment of Company Share Awards	12
2.9	Further Action	12

Section 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		12

3.1	Due Organization; Subsidiaries, Etc.	13
3.2	Company Charter and Bylaws	13
3.3	Capitalization, Etc.	13
3.4	SEC Filings; Financial Statements	15
3.5	Absence of Changes; No Material Adverse Effect	17
3.6	Title to Assets	17
3.7	Real Property	17
3.8	Proprietary Rights; IT Systems	20
3.9	Contracts	21
3.10	Undisclosed Liabilities	23
3.11	Compliance with Law	23
3.12	Regulatory Matters	24
3.13	Certain Business Practices	27
3.14	Governmental Authorizations	27
3.15	Tax Matters	27
3.16	Employee Matters; Benefit Plans	30
3.17	Environmental Matters	32
3.18	Company Residents	32
3.19	Insurance	33
3.20	Legal Proceedings; Orders	33
3.21	Authority; Validity of Agreement; No Vote	33
3.22	Takeover Laws	34

i

3.23	Non-Contravention; Consents	35
3.24	Opinion of Financial Advisor	35
3.25	Brokers and Other Advisors	35

Section 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		36

4.1	Due Organization	36
4.2	Purchaser	36
4.3	Authority; Binding Nature of Agreement	36
4.4	Non-Contravention; Consents	36
4.5	Disclosure	37
4.6	Absence of Litigation	37
4.7	Funds	38
4.8	Acknowledgment by Parent and Purchaser	38
4.9	Brokers and Other Advisors	38
4.10	Ownership of Shares	38

Section 5 CERTAIN COVENANTS OF THE COMPANY		39

5.1	Access and Investigation	39
5.2	Operation of the Acquired Companies’ Business	39
5.3	No Solicitation	42
5.4	Notice of Certain Events	44

Section 6 ADDITIONAL COVENANTS OF THE PARTIES		45

6.1	Company Board Recommendation and Special Committee Recommendation	45
6.2	Filings, Consents and Approvals	47
6.3	Employee Benefits	47
6.4	Indemnification of Officers and Directors	48
6.5	Stockholder Litigation	49
6.6	Additional Agreements	50
6.7	Disclosure	50
6.8	Takeover Laws	50
6.9	Section 16 Matters	50
6.10	Rule 14d	51
6.11	Stock Exchange Delisting; Deregistration	51
6.12	Notice of Certain Regulatory Events; Cooperation	51

Section 7 CONDITIONS PRECEDENT TO THE MERGER		51

7.1	No Restraints	51
7.2	Consummation of Offer	52

Section 8 TERMINATION		52

8.1	Termination	52
8.2	Effect of Termination	54
8.3	Expenses	54

Section 9 MISCELLANEOUS PROVISIONS		56

9.1	Amendment	56
9.2	Waiver	56
9.3	No Survival of Representations and Warranties	56
9.4	Entire Agreement; Counterparts	56
9.5	Applicable Law; Jurisdiction; Specific Performance; Remedies	57
9.6	Assignability	58
9.7	No Third-Party Beneficiaries	58
9.8	Transfer Taxes	58
9.9	Notices	58
9.10	Severability	59
9.11	Obligation of Parent	60
9.12	Construction	60

Exhibits

Exhibit A	Definitions

Annexes

Annex I	Conditions to the Offer
Annex II	Form of Amended Company Charter
Annex III	Form of Amended Company Bylaws

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 2, 2023, among AlerisLife Inc., a Maryland corporation (the “Company”); ABP Acquisition LLC, a Maryland limited liability company (“Parent”); and ABP Acquisition 2 LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Purchaser”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in Exhibit A.

RECITALS

The Company, together with its consolidated Subsidiaries, owns and operates or manages senior living communities throughout the United States and provides related lifestyle services, including rehabilitation, fitness, home health and concierge services.

Parent, Purchaser and all Persons that own, directly or indirectly, all of the outstanding equity interests of Purchaser beneficially own 1,972,783 shares of the Company Common Stock, representing, as of February 1, 2023, approximately five and nine tenths of one percent (5.9%) of the total issued and outstanding shares of Company Common Stock.

The Company has established the Special Committee and delegated to it, among other things, authority to review, evaluate, negotiate, recommend or not recommend a proposal by Parent with respect to a business combination transaction with Parent.

The Special Committee has recommended to the Board of Directors the execution, delivery and performance by the Company of this Agreement.

The Board of Directors, acting on the recommendation of the Special Committee, has (a) duly and validly authorized, approved and declared advisable the execution, delivery and performance by the Company of this Agreement and the consummation of the Offer, the Merger and the other Transactions subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the Transactions are advisable and in the best interests of the Company, (c) subject to Section 6.1, resolved to recommend that the stockholders of the Company (other than Parent and its Affiliates) accept the Offer and tender their Shares to Purchaser pursuant to the Offer and to include such recommendation in the Schedule 14D-9, and (d) granted an exception to Purchaser from the ownership limitations set forth in Section 6.2 of the Company Charter and the transfer restrictions set forth in Section 9.2 of the bylaws of the Company, in each case, with respect to the Offer, the Merger and the other Transactions.

The board of directors of Purchaser and the board of directors of Parent have each approved and declared advisable this Agreement, the consummation of the Offer, the Merger and the other Transactions.

In connection with the execution of this Agreement, Parent and Purchaser have entered into that certain Consent and Amendment Agreement, by and among Purchaser, Parent, Diversified Healthcare Trust, a Maryland real estate investment trust (“DHC”), DHC Holdings LLC, a Maryland limited liability company (together with DHC, the “DHC Parties”), ABP Trust, a Maryland statutory trust and sole member of Parent, Adam D. Portnoy and, for purposes of Article V thereof only, the Company, pursuant to which, among other things, (i) DHC has consented, pursuant to Section 6.2 of the Company Charter, to Purchaser’s exception from the ownership limitations set forth therein and (ii) the DHC Parties have agreed to tender all of the Shares owned by the DHC Parties (the “DHC ALR Shares”) into the Offer.

Parent, Purchaser and the Company acknowledge and agree that, subject to the conditions set forth herein, the Merger shall be effected pursuant to Section 3-106.1 of the MGCL, pursuant to which Purchaser shall be merged with and into the Company, with the Company being the surviving entity of such Merger, without the approval of the Company’s stockholders and shall, subject to the satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the consummation of the Offer.

The Parties agree as follows:

Section 1

THE OFFER

1.1            The Offer.

(a)            Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, on the tenth (10th) business day after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Sections 1.1(e) and 1.2(b)), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) (other than any Shares held immediately prior to the Offer Acceptance Time by Parent, Purchaser, any other direct or indirect wholly owned Subsidiary of Parent or any Person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser) for $1.31 per Share, net to the seller in cash, without interest (such amount per Share, the “Offer Price”), and subject to any withholding of Taxes in accordance with Section 2.6(e).

(b)            Terms and Conditions of the Offer. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered pursuant to the Offer are subject only to the terms and conditions set forth in this Agreement, including the satisfaction of the Minimum Condition, the Termination Condition and the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition, the Termination Condition and the other Offer Conditions. Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer, so long as such changes are consistent with the terms of this Agreement; provided, however, notwithstanding anything to the contrary contained in this Agreement, (1) Parent and Purchaser shall not amend, modify or waive the Minimum Condition and (2) without the prior written consent of the Company, Parent and Purchaser shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend, modify or waive the Termination Condition or the condition set forth in clause (f) of Annex I, (F) otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares (other than Parent and its Affiliates) in its capacity as such, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, in each case, except as provided in Section 1.1(c) or 1.1(d) or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date), unless this Agreement is terminated in accordance with Section 8.

(c)            Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute after 11:59 p.m. Eastern Time on the date that is twenty (20) business days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) from the Offer Commencement Date (unless otherwise agreed to in writing by Parent and the Company) (such date, the “Initial Expiration Date,” and such date or such subsequent date to which the Initial Expiration Date of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 8 (i) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Purchaser or Parent, to the extent waivable by Purchaser or Parent, Parent and Purchaser may, in their sole discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer from time to time for any period required by any Law, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; (iii) Purchaser may, and Parent may cause Purchaser to, extend the Offer for any period necessary to satisfy the requirements contained in Section 3-106(e)(1) of the MGCL and (iv) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer on one or more occasions for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; provided, however, that in no event shall Parent or Purchaser (1) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in compliance with Section 8 and (y) the End Date (such earlier occurrence, the “Extension Deadline”), (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company or (3) be required to extend the Offer on more than two (2) occasions in consecutive periods of ten (10) business days each if, as of the applicable Expiration Date, (A) none of the Offer Documents, the Parent Schedule 13E-3, the Schedule 14D-9 or the Company Schedule 13E-3 is still being reviewed or commented on by the SEC and (B) all of the Offer Conditions are satisfied or have been waived other than the Minimum Condition and conditions which by their nature are to be satisfied at the expiration of the Offer. Purchaser shall not terminate the Offer, or permit the Offer to expire, prior to the Extension Deadline without the prior written consent of the Company.

(d)            Termination of Offer. Nothing in this Section 1.1 shall be deemed to impair, limit or otherwise restrict in any manner the right of the Company, Parent or Purchaser to terminate this Agreement pursuant to Section 8. If this Agreement is validly terminated pursuant to Section 8, Purchaser shall (and Parent shall cause Purchaser to) immediately, irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser in accordance with the terms of this Agreement, Purchaser shall immediately return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(e)            Offer Documents and Parent Schedule 13E-3. As promptly as practicable on the Offer Commencement Date, Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with any exhibits, amendments or supplements thereto, the “Offer Documents”) and a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any exhibits, amendments or supplements thereto, the “Schedule 13E-3” and such Schedule 13E-3 filed by Parent and Purchaser, the “Parent Schedule 13E-3”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal, (ii) cause the Offer to Purchase and the Parent Schedule 13E-3 and related documents to be disseminated to holders of Shares as and to the extent required by applicable Law and (iii) cause a notice that satisfies the requirements of Section 3-106.1(e)(1) of the MGCL (such notice, the “Maryland Short Form Merger Notice”) to be given to all holders of Shares with the Offer to Purchase, unless, prior to the date that Purchaser commences the Offer, the Maryland Short Form Merger Notice has been disseminated to all holders of Shares who, except for the application of Section 3-106.1 of the MGCL, would be entitled to vote on the Merger on the date such notice is given or on a record date fixed for that purpose that is not more than ten (10) days before the date that notice is given. Parent and Purchaser agree that they shall cause the Offer Documents and the Parent Schedule 13E-3 filed by either Parent or Purchaser with the SEC (x) to comply in all material respects with the Exchange Act and other applicable Law and (y) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Parent Schedule 13E-3. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Offer Documents or the Parent Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents and the Parent Schedule 13E-3 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company consents to the inclusion of the Company Board Recommendation and the Special Committee Recommendation in the Offer Documents and the Parent Schedule 13E-3. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents and the Parent Schedule 13E-3 (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any such comments made by the Company or its counsel. Parent and Purchaser agree to provide the Company and its counsel with any comments (including oral comments) Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents or the Parent Schedule 13E-3 promptly after receipt of those comments (including oral comments).

(f)            Funds. Without limiting the generality of Section 9.11, Parent shall cause to be provided to Purchaser, on a timely basis, all of the funds necessary to purchase all Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of its obligations under this Agreement.

(g)            Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted.

(h)            Acceptance. Subject only to the satisfaction or, to the extent waivable by Purchaser or Parent, waiver by Purchaser or Parent of each of the Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to) (i) promptly after the Expiration Date, accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) promptly after the Offer Acceptance Time, pay for such Shares.

(i)            Transfer Taxes. If the payment of any of the Offer Price is to be made to a Person other than the Person in whose name the applicable tendered Shares are registered on the stockholder list described in Section 1.2(b) as of the Stockholder List Date, it shall be a condition of payment that such Shares so tendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Offer Price to any Person other than the registered holder of the Shares tendered, or shall have established to the satisfaction of Parent that such transfer or other Taxes either have been paid or are not applicable. None of Parent, Purchaser or the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 1.1(i) under any circumstance.

1.2            Company Actions.

(a)            Schedule 14D-9 and Company Schedule 13E-3. As promptly as practicable on the Offer Commencement Date, following the filing of the Offer Documents, the Company shall (i) file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) and a Schedule 13E-3 (such Schedule 13E-3 filed by the Company, the “Company Schedule 13E-3”) that, subject to Section 6.1(b), shall reflect the Company Board Recommendation and the Special Committee Recommendation and include the notice and other information required by Section 3-106.1 of the MGCL and (ii) cause the Schedule 14D-9 and the Company Schedule 13E-3 and related documents to be disseminated to holders of Shares as and to the extent required by applicable Law, including by setting the Stockholder List Date as the record date or the date notice is otherwise provided for purposes of providing the notice required by Section 3-106.1 of the MGCL. The Company agrees that it shall cause the Schedule 14D-9 and the Company Schedule 13E-3 (x) to comply in all material respects with the Exchange Act and other applicable Law and (y) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Schedule 14D-9 or the Company Schedule 13E-3. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 or the Company Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning Parent or Purchaser that may be required in connection with any action contemplated by this Section 1.2(a). Except to the extent an amendment relates to a Company Alternative Proposal, a Company Adverse Change Recommendation or a “stop, look and listen” or similar communication of the type contemplated in Rule 14d-9(f) under the Exchange Act, Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and the Company Schedule 13E-3 (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto, except to the extent such comments relate to the portion of an amendment related to a Company Alternative Proposal, a Company Adverse Change Recommendation or a “stop, look and listen” or similar communication of the type contemplated in Rule 14d-9(f) under the Exchange Act) prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel. The Company agrees to provide Parent and its counsel with any comments (including oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 or the Company Schedule 13E-3 promptly after receipt of such comments (including oral comments).

(b)            Stockholder Lists. In connection with the Offer and the Merger (including to enable Parent to disseminate the Maryland Short Form Merger Notice promptly after the date hereof), the Company shall promptly furnish Parent with a list of its stockholders and non-objecting beneficial owners, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer, the Merger and the Maryland Short Form Merger Notice (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) business days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Except for such steps as are necessary to disseminate the Offer Documents, the Parent Schedule 13E-3, the Maryland Short Form Merger Notice and any other documents necessary to consummate the Transactions, Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request by the Company, deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control, and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

(c)            Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Purchaser effective immediately after the Offer Acceptance Time.

Section 2

MERGER TRANSACTION

2.1            Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL (including Section 3-106.1 of the MGCL) and the MLLCA, at the Effective Time, the Company and Purchaser shall consummate a merger, whereby Purchaser shall be merged with and into the Company (the “Merger”), the separate existence of Purchaser shall cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2            Effect of the Merger. The Merger shall have the effects provided in this Agreement and as specified in Section 3-114 of the MGCL and Section 4A-709 of the MLLCA. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3            Closing; Effective Time.

(a)            Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing among the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place as soon as practicable following the Offer Acceptance Time unless the conditions set forth in Section 7.1 shall not be satisfied or, to the extent permissible by applicable Law, waived as of such date, in which case on the first business day on which all conditions set forth in Section 7.1 are satisfied or, to the extent permissible by applicable Law, waived, unless another date or place is agreed to in writing by the Company, Parent and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall take place remotely by the exchange of required deliveries of each of the Parties, and the Parties shall not be required to be in attendance at the same physical location on the Closing Date.

(b)            Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Purchaser shall (i) cause articles of merger (the “Articles of Merger”) to be duly executed, filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”), in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the MGCL and the MLLCA, and (ii) take all such further action, including the making of any other filings, recordings or publications required to be made by the Company or Purchaser under the MGCL, the MLLCA and any other applicable Law to make the Merger effective. The Merger shall become effective upon the date and time as such Articles of Merger are accepted for record by the SDAT or on such later date and time as is agreed upon in writing by the Parties and specified in the Articles of Merger (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT) (such date and time, the “Effective Time”).

2.4            Governing Documents; Directors and Officers.

(a)            As of the Effective Time, the Company Charter shall be amended and restated as set forth on Annex II (the “Amended Company Charter”), which Amended Company Charter shall be the charter of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, subject to Section 6.4(a). The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth on Annex III (the “Amended Company Bylaws”), which Amended Company Bylaws shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law, subject to Section 6.4(a).

(b)            As of the Effective Time, the directors of the Surviving Corporation shall be the individuals designated by Parent immediately prior to the Closing, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of the Company as of immediately prior to the Effective Time, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.5            Conversion of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i)            any Shares held immediately prior to the Effective Time by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent or any Person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser, shall, in each case, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)            except as provided in clause (i) above and subject to Section 2.5(b), each Share outstanding immediately prior to the Effective Time (including Shares subject to Company Share Awards, which are governed by Section 2.8), shall be converted into the right to receive the Offer Price, without any interest thereon (such amount, the “Merger Consideration”), and subject to any withholding of Taxes in accordance with Section 2.6(e); and

(iii)            all issued and outstanding limited liability company interests of Purchaser then outstanding shall be converted into a number of validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation equal to the number of Shares issued and outstanding as of immediately prior to the Effective Time.

From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 2.6.

(b)            If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted with the same economic effect as contemplated by this Agreement prior to such event.

2.6            Surrender of Certificates; Stock Transfer Books.

(a)            Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the aggregate Offer Price to which holders of such Shares shall become entitled pursuant to Section 1.1(b) and to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 2.5. Prior to the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make the payment of the aggregate Offer Price payable pursuant to Section 1.1(h). On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.5 (together with the amount deposited pursuant the immediately preceding sentence, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the aggregate Merger Consideration in the Merger. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided that such investments shall be (i) in obligations of or guaranteed by the United States of America, (ii) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available), or (iv) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months; provided, further, that no gain or loss thereon shall affect the amounts payable hereunder and Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy Parent’s and Purchaser’s obligations under this Agreement.

(b)            Promptly after the Effective Time (but in no event later than five (5) business days thereafter), the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of (i) Shares represented by a certificate representing such Shares (the “Certificates”) or (ii) Book-Entry Shares, who, in each case, was entitled to receive the Merger Consideration pursuant to Section 2.5, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) to the Paying Agent, or a customary agent’s message in respect of Book-Entry Shares, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to Section 2.5. Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly representing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such transfer or other Taxes either have been paid or are not applicable. None of Parent, Purchaser or the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 2.6(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.6, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 2.5.

(c)            At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (with respect to the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.5) which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Law) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d)            At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e)            Each Person making any payment or vesting any property pursuant to this Agreement, or otherwise with respect to the Offer or the Merger, shall be entitled to deduct and withhold (or cause the Paying Agent or the Depository Agent to deduct and withhold) from the Offer Price, the Merger Consideration payable to any holder of the Shares, or any other consideration otherwise payable or that becomes vested (or portions thereof) pursuant to this Agreement, such amounts as it is required by any Law to deduct and withhold with respect to Taxes; provided, however, that the parties to this Agreement agree that (i) the Shares are currently “regularly traded on an established securities market” within the meaning of Section 1.1445-2(c)(2) of the Treasury Regulations as of the date hereof, and (ii) the consideration payable or otherwise deliverable pursuant to this Agreement will not be subject to withholding under Section 1445 of the Code or the Treasury Regulations promulgated thereunder so long as (i) the Shares are “regularly traded on an established securities market” within the meaning of Section 1.1445-2(c)(2) of the Treasury Regulations as of immediately before the Closing and (ii) the Purchaser receives an IRS Form W-9 from DHC (and any Affiliate of DHC that tenders Shares pursuant to the Offer) prior to the Closing Date. Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Body. To the extent that amounts are so deducted or withheld and properly remitted to the appropriate Governmental Body by any Person, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid or otherwise included in income to the Person in respect of which such deduction and withholding was made. Without limiting the generality of the foregoing, payments in respect of Shares subject to Company Share Awards which become vested pursuant to Section 2.8 shall be made through the payroll of the Company or its Subsidiaries to the extent the Company has Tax withholding obligations with respect thereto.

(f)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder or representative of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7            Dissenters’ Rights. No dissenters’ or appraisal rights (including, but not limited to, rights of an objecting stockholder provided in Subtitle 2 of Title 3 of the MGCL) shall be available with respect to the Merger.

2.8            Treatment of Company Share Awards. Prior to the Effective Time, the Company shall cause each award of Shares which is then outstanding and subject to vesting or forfeiture restrictions (each, a “Company Share Award”) to be fully vested and non-forfeitable, effective immediately prior to the Effective Time, which Shares shall be treated in the manner set forth in Section 2.5.

2.9            Further Action. The Parties agree to take all necessary action to cause the Merger to become effective in accordance with this Section 2 as soon as practicable following the consummation of the Offer without a meeting of the Company’s stockholders, as provided in Section 3-106.1 of the MGCL. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

Section 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that (a) each representation and warranty contained in this Section 3 is subject to (i) exceptions and disclosures set forth in the section or subsection of the Company Disclosure Letter corresponding to the particular Section or subsection in this Section 3; (ii) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Letter to the extent it is reasonably apparent that such exception or disclosure is applicable to qualify such representation and warranty; and (iii) disclosure in the Company SEC Documents filed after January 1, 2020, and publicly available prior to the date of this Agreement (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other general cautionary or forward-looking statements in any other sections of such Company SEC Documents) and (b) the representations and warranties contained in this Section 3 are not made in respect of any Contract solely between the Company or any of its Subsidiaries, on the one hand, and Parent or any of its Affiliates, on the other hand.)

3.1            Due Organization; Subsidiaries, Etc.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and the Company’s only Subsidiaries are set forth in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the Company and each such Subsidiary, an “Acquired Company” and collectively, the “Acquired Companies”). Each such Subsidiary is an Entity duly organized, validly existing and, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable. Each Acquired Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except as would not reasonably be expected to have a Material Adverse Effect. Each Acquired Company is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            The Company or another Acquired Company owns beneficially and of record all of the outstanding shares of capital stock or equity interests of the other Acquired Companies, free and clear of all Encumbrances and transfer restrictions, except for Permitted Encumbrances or Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Except for the shares of capital stock or equity interests of the other Acquired Companies held by the Company or another Acquired Company, no Acquired Company owns, directly or indirectly, any capital stock or equity interests of, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of any Entity.

3.2            Company Charter and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of the Company Charter and the Company’s bylaws, including all amendments thereto, as in effect on the date hereof, through filings with the SEC.

3.3            Capitalization, Etc.

(a)            The authorized capital stock of the Company consists of (i) 75,000,000 Shares, of which 33,466,133 Shares had been issued and were outstanding as of the close of business on February 1, 2023, of which 1,186,470 Shares were Company Share Awards subject to vesting or employment- or service-based forfeiture conditions and (ii) 1,000,000 shares of Company Preferred Stock, of which no shares are outstanding. From the close of business on February 1, 2023 through the date of this Agreement, there have been no issuances of any Shares. All of the outstanding Shares and the outstanding shares of capital stock or equity interests of the other Acquired Companies have been duly authorized and validly issued, and are fully paid and nonassessable.

(b)            (i) Other than forfeiture rights in favor of the Company in respect of the existing Company Share Awards as of the date of this Agreement, none of the outstanding shares of capital stock or equity interests of the Acquired Companies are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock or equity interests of the Acquired Companies are subject to any right of first refusal in favor of any Acquired Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Company having a right to vote on any matters on which the stockholders of the Acquired Companies have a right to vote; and (iv) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock or equity interests of the Acquired Companies. No Acquired Company is under any obligation to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or equity interests of the Acquired Companies. The Shares constitute the only outstanding class of securities of any Acquired Company registered under the Securities Act.

(c)            As of the close of business on February 1, 2023, 3,938,536 Shares were reserved for future issuance under the Company Equity Plan. Other than the Company Share Awards, there are no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any Acquired Company.

(d)            Except as set forth in this Section 3.3, there are no: (i) outstanding shares of capital stock or other securities of any Acquired Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Company, in each case other than derivative securities not issued by an Acquired Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Company; or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which any Acquired Company is obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e)            The Company has delivered or made available a true and correct listing of all Persons who hold outstanding Company Share Awards as of the close of business on February 1, 2023, indicating, with respect to each Company Share Award, the number of Shares subject thereto.

3.4            SEC Filings; Financial Statements.

(a)            Since January 1, 2020 (the “Lookback Date”), the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal and recurring year-end adjustments).

(c)            The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. To the knowledge of the Company, since January 1, 2022, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(d)            The Company maintains disclosure controls and procedures as defined in and required by Rule 13a-15 and 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(e)            The Company is not a party to, nor does it have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Instruction 8 to Item 303(b) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents.

(f)            As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g)            Each document required to be filed by the Company with the SEC in connection with the Offer, including the Schedule 14D-9 and Company Schedule 13E-3 (collectively, the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i)            The information with respect to the Company that the Company furnishes to Parent or Purchaser specifically for use in the Offer Documents or the Parent Schedule 13E-3, at the time of the filing of and at the time of any distribution or dissemination of the Offer Documents and the Parent Schedule 13E-3, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ii)            Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Company Disclosure Documents.

3.5            Absence of Changes; No Material Adverse Effect. Except as expressly contemplated by this Agreement, from September 30, 2022, through the date of this Agreement:

(a)            except for discussions, negotiations and activities related to this Agreement or other potential strategic transactions, the Acquired Companies have operated in all material respects in the ordinary course of business consistent with past practice; and

(b)            there has not occurred any event, occurrence, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

3.6            Title to Assets. Each Acquired Company has good and valid title to all material assets (excluding Proprietary Rights) owned by it as of the date of this Agreement, and such assets are owned by the Acquired Companies free and clear of any Encumbrances (other than Permitted Encumbrances).

3.7            Real Property.

(a)            The Company has, prior to the date hereof, made available a true and correct listing of each (i) of the facilities owned, leased, subleased or operated (excluding facilities operated by the Company or any Subsidiary of the Company pursuant to a Company Management Agreement (as defined below)) by the Company and its Subsidiaries (the “Company Facilities”) and whether such Company Facilities are owned, leased or subleased by the Company and its Subsidiaries, (ii) the street address of each such Company Facility, and (iii) landlord and owner of each such Company Facility (each lease or sublease pursuant to which the Company or any of its Subsidiaries lease all or part of a Company Facility, a “Company Lease”).The Company has, prior to the date hereof, made available to Parent accurate and complete copies of the Company Leases (including all amendments, modifications and supplements thereto), information regarding the licensed capacity of each such Company Facility, along with, to the extent in the Company’s possession and control and relating to leased Company Facilities, any title insurance policies; surveys; environmental assessment and similar reports, and any subleases, licenses or agreements (including any material amendments or modifications thereto) granting to any other party the right of use, management or occupancy of any portion of the real property and improvements that are the subject of such Company Lease.

(b)            The Company has, prior to the date hereof, made available a true and correct listing of (i) each agreement pursuant to which the Company or any of its Subsidiaries operates or manages any real property on behalf of any party other than the Company or any of its Subsidiaries (each such agreement, a “Company Management Agreement”) and (ii) the common name and address of each facility that is the subject of a Company Management Agreement as of the date of this Agreement (such facilities, the “Company Management Properties”).

(c)            With respect to any Company Facility that is the subject of a Company Lease or is a parcel of real property owned by the Company and its Subsidiaries (“Company Owned Real Property”), as applicable, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole:

(i)            each Company Lease is legal, valid, binding, enforceable and in full force and effect;

(ii)            neither the Company, any Subsidiary nor any other party is in material breach or violation of, or material default under, any such Company Lease, and no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or any Subsidiary or any other party under such Company Lease;

(iii)            all Company Facilities are supplied with utilities and other services adequate for the operation of said owned Company Facilities and are in good repair and working order sufficient for normal operation of the Company’s business, subject to normal wear and tear, and adequate and suitable for the purposes for which they are presently being used;

(iv)            no mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) (collectively, “Security Interest”), easement, covenant or other restriction or title matter applicable to the real property subject to any such lease, other than Permitted Encumbrances, would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto;

(v)            the Company or the Subsidiary that is the record owner of any Company Owned Real Property has good and clear record and marketable title thereof, free and clear of any Security Interest, easement, covenant or other restriction or title matter applicable thereto;

(vi)            there are no material disputes, oral agreements or forbearance programs between the Company or the applicable Subsidiary and the lessor with respect to such Company Lease;

(vii)            there are no (A) outstanding options or rights of any party (other than the Company or its Subsidiaries) to terminate such Company Lease prior to the expiration of the term thereof (except for termination rights following a casualty, condemnation, default or similar event) or (B) outstanding options or rights of first refusal to purchase such Company Owned Real Property, or any portion thereof or interest therein;

(viii)            (A) all material components of all improvements located on or included with any real property subject to such Company Lease and (B) the material improvements and mechanical and utility systems are, in each case, in all material respects, in good working condition and order (ordinary wear and tear excepted) and free from material structural or other material defects, adequate for the operation of such buildings and improvements for the purposes for which they are presently being used;

(ix)            the existing buildings and improvements located on such Company Owned Real Property are located entirely within the boundary lines of such Company Owned Real Property or on permanent easements on adjoining land benefiting such Company Owned Real Property and may lawfully be used under applicable zoning and land use laws (either as of right, by special permit or variance, or as a grandfathered use) for the purposes for which they are presently being used, and such Company Owned Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses, if any, necessary to the use thereof have not been obtained;

(x)            neither the Company nor any Subsidiary has received written notice of any proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Company Owned Real Property;

(xi)            no portion of (A) any real property or improvements located thereon that is the subject of such Company Lease, during the term of such Company Lease or (B) any Company Owned Real Property, in each case, has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored (ordinary wear and tear excepted);

(xii)            such Company Owned Real Property is in material compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Company Owned Real Property; and

(xiii)            there are no (A) pending or threatened condemnation proceedings relating to (1) the real property that is the subject of such Company Lease or (2) the Company Owned Real Property, or (B) pending or threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to (1) such Company Lease or the real property and/or improvements that are the subject thereof or (2) such Company Owned Real Property.

(d)            Other than services provided by The RMR Group LLC to the Acquired Companies as of the date hereof, no Acquired Company has engaged any party other than an Acquired Company to operate or manage any of the Company Facilities pursuant to any agreement that remains in effect as of the date hereof.

3.8            Proprietary Rights; IT Systems.

(a)            Each Acquired Company owns, licenses or otherwise has the right to use, free and clear of all Encumbrances except for Permitted Encumbrances, the material Proprietary Rights used in the operation of the business as conducted by such Acquired Company.

(b)            The Company has, prior to the date hereof, made available a true and correct listing (i) all patents, trademark registrations copyright registrations, and applications for any of the foregoing, and (ii) all domain names owned by Company (collectively, the “Company Owned Proprietary Rights”). The Company or one of the other Acquired Companies is the sole and exclusive beneficial and, with respect to applications and registrations (including patents), record owner of all of the Company Owned Proprietary Rights and all Company Owned Proprietary Rights that are registered or issued are subsisting and have not been adjudged invalid or unenforceable. The Acquired Companies employ commercially reasonable efforts to protect Proprietary Rights owned or used by the Acquired Companies and to protect and preserve the confidentiality of all confidential information of the Acquired Companies.

(c)            The Company has, prior to the date hereof, made available a true and correct listing of all agreements granting any Acquired Company the right to use (i) any material Proprietary Rights or (ii) any material IT Systems, in each case of (i) or (ii) with annual payments in excess of $250,000 or aggregate payments in excess of $1,000,000 (each, an “IP License”).

(d)            (i) Except as has not had, and would not be reasonably expected to have, a Material Adverse Effect, the conduct of the business of the Acquired Companies as currently conducted, and the conduct of the Acquired Companies as conducted since the Lookback Date, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Proprietary Rights of any person, (ii) to the Company’s knowledge, no person is currently infringing, misappropriating or otherwise violating in any material respect any Proprietary Rights owned by the Acquired Companies, (iii) there are and have been no written claims asserted or threatened (including in the form of offers or invitations to obtain a license) against any Acquired Company alleging that any Acquired Company is infringing, misappropriating or otherwise violating the Proprietary Rights of any other person in any material respect, and (iv) there are and since the Lookback Date have been no written claims asserted or threatened (including in the form of offers or invitations to obtain a license) that have been brought by any Acquired Company against any person alleging infringement, misappropriation or other violation of any Proprietary Rights owned by any Acquired Company.

(e)            Each current and since the Lookback Date, former employee or contractor of the Acquired Companies, in each case, if any, that has delivered, developed, contributed to, modified or improved and who has contributed to the creation or development of any Proprietary Rights has assigned, by way of present assignment, their respective ownership interest in such Proprietary Rights to the Acquired Companies (or such Proprietary Rights are owned by the Acquired Companies by operation of law) and is subject to confidentiality obligations protecting such Proprietary Rights.

(f)            Each Acquired Company owns or has a valid right to access and use the IT Systems, and the IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Acquired Companies as presently conducted, except as would not be material to the Acquired Companies, taken as a whole. The Acquired Companies have taken reasonable measures to maintain the performance and security of the IT Systems and, since the Lookback Date, there have been no unaddressed materials failures, breakdowns, continued substandard performance or other adverse events affecting any IT Systems that have caused any material disruption or interruption in or to the use of such IT Systems. With respect to the software included in the IT Systems, no such software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other code or routines that permit unauthorized access or the unauthorized disablement or erasure of such software or information or data (or all parts thereof) or other software of users. The Acquired Companies employ commercially reasonable efforts consistent with industry standards to maintain the safety and security of the IT Systems.

(g)            Except as has not had, and would not be reasonably expected to have, a Material Adverse Effect, (i) the Acquired Companies have implemented a written information security program that includes appropriate administrative, physical and technical safeguards to secure any Personal Information used by the Acquired Companies from unauthorized use or access, acquisition or other compromise of such Personal Information (any such incident, a “Security Incident”) and (ii) to the Company’s knowledge, in the one year prior to the date hereof, there have not been any Security Incidents or Legal Proceedings related to actual or alleged Security Incidents.

3.9            Contracts.

(a)           For purposes of this Agreement, each of the following to which any Acquired Company is a party or by which it is bound as of the date of this Agreement constitutes a “Material Contract” (excluding any Employee Plan):

(i)            any Contract that requires by its terms or is reasonably expected to require the payment or delivery of cash or other consideration to any Acquired Company in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2023, or by any Acquired Company in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2023, and in each case which cannot be cancelled by such Acquired Company without penalty or further payment without more than ninety (90) days’ notice;

(ii)            any Contract that contains a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Corporation and its Subsidiaries) to compete in any business or with any person or in any geographic area or which prohibits the Company or any of its Subsidiaries from soliciting customers or employees anywhere in the world;

(iii)            any Contract relating to Indebtedness in excess of $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Company;

(iv)            any Contract with any Person constituting a material joint venture, collaboration, partnership or similar agreement involving co-investment with a third party;

(v)             any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock or equity interests of an Acquired Company, the pledging of the capital stock or equity interests of an Acquired Company or the issuance of any guaranty by an Acquired Company;

(vi)             any IP License or any other Contract pursuant to which, as a primary purpose, (A) a license to use any Proprietary Rights (excluding in-bound licenses for shrink-wrap, click-wrap, off-the-shelf or other commercially available software having a replacement cost and annual license fee of less than $500,000 in the aggregate for all such related Contracts) owned by any other Person is granted to any Acquired Company or (B) a license to use any Proprietary Rights (excluding non-exclusive outbound licenses in the ordinary course of business) owned by any Acquired Company is granted to any other Person;

(vii)            any material Contract with a Governmental Body;

(viii)            any material outsourcing Contract;

(ix)             any Contracts providing for the indemnification by any Acquired Company of any person, except for any such Contract that (A) is not material to the Acquired Companies and (B) was entered into in the ordinary course of business;

(x)             any stockholders, investor rights, registration rights or similar Contract;

(xi)             each Contract related to the acquisition or divestiture of a business or material assets that contains continuing representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations);

(xii)             any Company Management Agreement;

(xiii)            any Contract with hospice providers, home health providers and therapy providers, (A) not terminable upon 120 days’ notice or less and without cost or penalty, (B) involving annual amounts exceeding $1,000,000 or (C) otherwise material to the Acquired Companies, taken as a whole;

(xiv)            any Contract with a third party payor or in connection with a Government Program regarding the provision of health care services by any Acquired Company involving annual amounts exceeding $1,000,000 for any particular Company Facility or otherwise material to the Acquired Companies, taken as a whole;

(xv)            any Contract relating to the construction or development of, any addition to, or any material improvement project with respect to, any Company Facility or Company Management Property or with respect to any real property that, upon completion, will be a facility owned, leased, subleased and/or operated by any Acquired Company (including pursuant to any management agreement with a third party);

(xvi)            any Company Lease; and

(xvii)            any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b)            As of the date hereof, the Company has either delivered or made available to Parent an accurate and complete copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. No Acquired Company nor, to the knowledge of the Company, the other party is in material breach of, or material default under, any Material Contract and no Acquired Company, or to the knowledge of the Company, the other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Acquired Companies and, to the knowledge of the Company, the other party, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Since the Lookback Date, the Acquired Companies have not received any written notice regarding any material violation or breach or default under any Material Contract that has not since been cured.

3.10            Undisclosed Liabilities. The Acquired Companies do not have any liabilities (whether accrued, absolute, contingent or otherwise) except for: (i) liabilities reflected or reserved against in the financial statements or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement and in respect of the Transactions; (iii) liabilities for performance of obligations under Contracts binding upon the Acquired Companies (other than resulting from any breach thereof) either delivered or made available to Parent prior to the date of this Agreement or entered into in the ordinary course of business consistent with past practice; (iv) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2022; and (v) liabilities that have not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.11            Compliance with Law. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Acquired Companies are, and since the Lookback Date, have been, in compliance in all material respects with all applicable Law, including the federal Americans With Disabilities Act, the federal Fair Housing Act and the federal Elder Justice Act (and any similar state or local laws), and, since the Lookback Date, no Acquired Company has been given written notice of, or been charged with, any material violation of, any applicable Law.

3.12            Regulatory Matters.

(a)            (i) Each Acquired Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable Health Care Laws and the Acquired Companies’ compliance programs, and (ii) each Acquired Company holds all Health Care Permits necessary for the lawful conduct of its businesses as they are currently being conducted and all such Health Care Permits are valid and in full force and effect, except, in each case under this clause (ii), where the failure to have or to be valid or in full force or effect, or suspension or cancellation of, any such Health Care Permit would not be material to the Acquired Companies, taken as a whole. Without limiting the generality of the foregoing, there is no claim pending or threatened, alleging material noncompliance with any Health Care Law or Health Care Permit against any of the Acquired Companies. No Acquired Company is subject to any material order, writ, injunction or judgment with respect to its compliance with applicable Health Care Laws or any of the Acquired Company’s Health Care Permits.

(b)            Since the Lookback Date, no Acquired Company has received any notice from any Governmental Body or Private Program that any of its properties, facilities, equipment, operations, business procedures, or practices fails to comply in any material respect with any applicable Health Care Laws or Health Care Permits. No Acquired Company has received any notice of any claim by any Governmental Body having jurisdiction over the Health Care Permits to revoke, withdraw, suspend or materially restrict any such Health Care Permit. No event has occurred, and no condition exists, that, with or without the lapse of time, the giving of notice or both, would constitute a material breach or violation of, or would constitute grounds for a material adverse claim with respect to, applicable Health Care Laws or the Health Care Permits.

(c)            Since the Lookback Date, no Acquired Company has been served with or received any search warrant, subpoena, civil investigative demand or similar process, by or from a Governmental Body, in each case, to the extent related to any of the Acquired Company’s compliance with applicable Health Care Laws or any of the Acquired Company’s Health Care Permits.

(d)            Since the Lookback Date, no Acquired Company or any current or former directors, officers, or employees of the Acquired Companies (during their employment with the Acquired Companies) (i) has been convicted of, charged with, entered into any settlement or deferred prosecution agreement with any Governmental Body to avoid conviction of, or investigated for, threatened with prosecution for, a violation of any Health Care Law, or (ii) has knowingly made a fraudulent statement, including certification, to any Governmental Body or agent thereof or knowingly failed to disclose a material fact required to be disclosed to a Governmental Body or agent thereof, in each case, related to any applicable Health Care Law or Health Care Permit. No Acquired Company or any current or former (during employment or contract with the Acquired Companies) directors, officers or employees of the Acquired Companies, is, or has been, excluded, suspended, or debarred from participation in Government Programs, subject to sanction pursuant to 42 U.S.C. § 1320a-7a or § 1320a-8, or has since the Lookback Date received a written notice of their exclusion, suspension, or debarment from participation, or is, or at any time since the Lookback Date has been, otherwise ineligible to participate, in Government Programs.

(e)            Each Acquired Company is, and at all times since the Lookback Date has been, in material compliance with (i) HIPAA and all other applicable Laws concerning the privacy or security of Personal Information, including to the extent applicable state data breach notification laws, state health privacy and information security laws, the FTC Act, 15 U.S.C. §§ 41-58, and the FTC Red Flag Rules (collectively, the “Information Privacy or Security Laws”), (ii) any publicly posted privacy statements (“Privacy Statements”) and (iii) contractual requirements, terms of use and industry standards. Since the Lookback Date, no Acquired Company has experienced any “Breach” (as such term is defined by HIPAA) for which such Acquired Company is required to provide notification under 45 C.F.R. § 164.406 or § 164.408(b).No Acquired Company, nor any Person working on behalf of any of them (A) to the knowledge of the Company, is under investigation by any Governmental Body for a violation of any Information Privacy or Security Law or (B) has received any written notices, claims or complaints (1) from the United States Department of Health and Human Services Office for Civil Rights, the Justice Department, the Federal Trade Commission, or the attorney general of any state or territory of the United States relating to any such violations or (2) from any Governmental Body regarding the Acquired Companies’ or their Affiliates’ or such Person’s information practices or the collection, use, storage, processing, distribution, transfer, import, export, protection, disposal or disclosure or other activity (whether electronic or in any other form or medium) of any Personal Information, or alleging a violation of any individual’s privacy, personal or confidentiality rights under a Privacy Statement. Neither this Agreement nor the transactions contemplated by this Agreement will violate any Privacy Statement, and all Personal Information collected by the Acquired Companies or their Affiliates, or any by Person working on their behalf, in each case, from visitors to its or their websites or mobile applications is subject to such Privacy Statements.

(f)            Each Acquired Company has timely filed, or caused to be timely filed, all cost reports required for such Acquired Company by any Government Program (collectively, “Cost Reports”), and all Cost Reports were accurate in all material respects when filed and were prepared and submitted in accordance with cost and accounting principles consistently applied and in compliance in all material respects with Cost Report filing requirements under any applicable Health Care Law. There are no material claims, actions, or appeals pending before any Governmental Body with respect to the Cost Reports, on or before the Closing Date. There is no threatened dispute with any Governmental Body regarding the Cost Reports.

(g)            Each Acquired Company (i) is certified for participation and eligible for reimbursement under the Government Programs in which such Acquired Company participates and (ii) is a party to current payor agreements with, or is otherwise entitled to bill, the Private Programs under which such Acquired Company receives payments. Each Acquired Company is in compliance in all material respects with the conditions of participation or conditions for coverage, as applicable, in the Government Programs and Private Programs in which it participates and terms, conditions, and provisions of all payor agreements it has in effect with the Government Programs and Private Programs. Since the Lookback Date, no Acquired Company (i) has received any notice of denial of payment, recoupment, suspension, or overpayment, set-off, penalty or fine from any Government Program, or any Private Program, with respect to the services provided by an Acquired Company prior to the Closing other than notices of a non-material nature received in the ordinary course of business or (ii) has any outstanding overpayments received from, or refunds due to, Government Programs or Private Programs that are in excess of $100,000. To the knowledge of the Company, there are no outstanding audit inquiries or additional documentation requests made by or with respect to the Government Programs or the Private Programs to which the Acquired Companies have not responded in the ordinary course, nor any denials of valid claims submitted under Government Programs or Private Programs with respect to which the Acquired Companies have not submitted appeals in the ordinary course and pursuant to applicable payer procedures. Prior to the date hereof, the Company has delivered or made available a true and correct list of all material Program Denials of the Acquired Companies that are pending as of the date of this Agreement. Except as would not be material, all claims for payment submitted to a Government Program or Private Program were or are for services actually rendered, properly coded or claimed at the correct level and, except for clerical errors, otherwise true and correct.

(h)            None of the Acquired Companies or any of their respective Representatives acting on their behalf are, or since the Lookback Date have been, parties to (i) a corporate integrity agreement, a deferred prosecution agreement, or similar government-mandated compliance program with the OIG, the Department of Justice, a state attorney general, Medicaid fraud unit or other Governmental Body, (ii) any settlement agreement, side letter, consent, order or similar contract or arrangement with the OIG, the Department of Justice, any state attorney general, the Medicaid fraud unit or any other Governmental Body under which such Acquired Company has reporting obligations to a Governmental Body or (iii) any continuing material reporting obligations pursuant to a settlement agreement entered into with any Governmental Body, in each case, related to any Health Care Law.

(i)            Each Acquired Company has (i) verified that all employees and independent contractors providing clinical services have valid and current licenses, permits, and credentials and maintain records of same, (ii) conducted criminal background checks on all applicable employees and independent contractors, and (iii) screened all officers, directors, employees and independent contractors under the HHS/OIG List of Excluded Individuals/Entities and equivalent state Medicaid Program exclusion lists. Since the Lookback Date, no Acquired Company has received notice that any healthcare professional employed by any of the Acquired Companies is under investigation by, or is not in good standing with, any Governmental Body including a medical board.

(j)            In accordance with 42 C.F.R. § 424.550(b), the initial enrollment of each home health agency owned by any Acquired Company in the Medicare Program will have occurred at least thirty-six (36) months prior to the Closing Date, and no such agency will have experienced a “change in majority ownership” (as such term is defined at 42 C.F.R. § 424.502) during the thirty-six (36) months preceding the Closing Date, or, if such a change will have occurred for any home health agency owned by any Acquired Company, that the requirements of one of the exceptions set forth at 42 C.F.R. § 424.550(b)(2) will have been satisfied.

(k)            All of the contracts of the Acquired Companies with a physician or immediate family member of a physician, a physician group, or any entity in which a physician or immediate family member of a physician is an equity owner, are in writing, are signed by the appropriate parties, set forth the services, space or goods to be provided, provide for fair market value compensation, are commercially reasonable, and comply with all applicable Health Care Laws, in each case, to the extent required by applicable Health Care Laws, and except as would not be material to any of the Acquired Companies.

(l)            All billing practices of the Acquired Companies with respect to the Company Facilities and the Company Management Properties, including the Government Programs and Private Programs, have been in material compliance with all applicable laws, regulations and policies of such third party payors and Government Programs. Since the Lookback Date, (i) no Acquired Company has received written notice regarding a material violation of or failure to comply with the requirements of a Government Program; and (ii) there is no pending, nor to the knowledge of the Company, any material, threatened, proceeding or investigation under the Medicare Program or Medicaid Program involving any Acquired Company or any person who is an officer or director of an Acquired Company.

3.13            Certain Business Practices. No Acquired Company nor, to the knowledge of the Company, any of its Representatives (in each case, acting in the capacity of a Representative of such Acquired Company) has (i) used any material funds (whether of an Acquired Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Law of similar effect. Since the Lookback Date, no Acquired Company has received any written communication from a Governmental Body that alleges any of the foregoing.

3.14            Governmental Authorizations. The Acquired Companies hold all material Governmental Authorizations necessary to enable the Acquired Companies to conduct their business in the manner in which such business is currently being conducted. The material Governmental Authorizations held by the Acquired Companies are valid and in full force and effect. The Acquired Companies are in compliance, in all material respects, with the terms and requirements of such Governmental Authorizations.

3.15            Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the representations contained in subsections (a) through (g) and (i) through (k) below:

(a)            (i) Each of the income and other material Tax Returns required to be filed by or on behalf of an Acquired Company with any Governmental Body on or before the Closing Date (the “Company Returns”) has been or will be filed on or before the applicable due date (including any valid extensions of such due date), and has been, or will be when filed, prepared in accordance with all applicable Law and is true, correct and complete in all material respects, and (ii) all material Taxes due and owing by an Acquired Company (whether or not shown on a Company Return) on or before the Closing Date have been or will be timely paid to the relevant Governmental Body.

(b)            No Acquired Company currently is the beneficiary of any extension of time within which to file any Company Return. No written claim has been made within the past three (3) years by an authority in a jurisdiction where any Acquired Company does not file Company Returns that an Acquired Company is or may be subject to taxation by that jurisdiction.

(c)            Each Acquired Company has complied with all applicable Law relating to the payment, collection, withholding (including but not limited to withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and remittance of Taxes (including information reporting or similar requirements) with respect to payments made to or received from any employee, independent contractor, creditor, stockholder, customer or other third party.

(d)            The most recent balance sheet included in the Company SEC Documents filed prior to the date of this Agreement reflects adequate accruals and reserves for all liabilities of the Company for Taxes with respect to all periods through the date thereof in accordance with GAAP. Each Acquired Company shall establish or has established, in the ordinary course of business consistent with past practice and in accordance with GAAP, reserves adequate for the payment of all material Taxes that are unpaid or that are not yet due and payable for any taxable period that ends on or prior to the Closing Date or for the pre-Closing portion of any taxable period that includes the Closing Date.

(e)            There are no pending examinations, audits or other Legal Proceedings now pending or asserted, contemplated, or threatened, in each case in writing, in respect of any material Taxes, Tax Returns or other Tax matters of or with respect to any Acquired Company. No deficiency or adjustment of material Taxes has been asserted in writing as a result of any examination, audit or other Legal Proceeding by any Governmental Body that has not been paid or accrued for in the most recent balance sheet included in the Company SEC Documents in accordance with GAAP and contested in good faith and in accordance with applicable Law. No unresolved written claim has been received by any Acquired Company from any Governmental Body in any jurisdiction where such Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Taxes in that jurisdiction.

(f)            No Acquired Company (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was the Company, another Acquired Company, or Parent), and (ii) has any liability for the Taxes of any other Person (other than the Acquired Companies or Parent) under Section 1.1502-6 of the Treasury Regulations (or any similar or analogous provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than pursuant to customary Tax gross-up or similar provisions contained in commercial agreements entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes). No Acquired Company is required to make any payments after the date of this Agreement in respect of any Taxes imposed under Section 965 of the Code.

(g)            None of the Acquired Companies have been either a “distributing corporation” or a “controlled corporation” in any distribution intended to qualify for tax-free treatment under Section 355(a) of the Code either (i) during the three (3)-year period ending on the Closing Date, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement.

(h)            No Acquired Company is or has been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or non-U.S. law).

(i)            The Acquired Companies will not be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in or improper use of any method of accounting prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received or deferred revenue accrued prior to the Closing, (v) intercompany transaction consummated or excess loss account existing on or prior to the Closing Date, in either case described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) made prior to the Closing.

(j)            No Acquired Company is party to or bound by any agreement or arrangement with any Person other than Parent or another Acquired Company relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset, other than Tax gross-up or similar provisions contained in commercial agreements entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes.

(k)            There are no Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Company, other than with respect to Taxes that are (i) not yet due and payable or (ii) currently being contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, on the most recent balance sheet included in the Company SEC Documents.

Notwithstanding anything to the contrary herein and regardless of what may be reported on any Tax Returns, the Company makes no representation regarding (i) the amount of any net operating losses, Tax credit, or charitable contribution carryovers that are available to it or have been reported by an Acquired Company for any federal, state or other Tax purposes, or (ii) any limitation on use by an Acquired Company of any net operating losses, Tax credit, or charitable contribution carryovers that might apply either before or after the Effective Time under Code Section 382 or any other applicable limitations under any Law.

3.16            Employee Matters; Benefit Plans.

(a)            Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with a labor organization representing any of its employees. Since the Lookback Date, there has not been any strike, lockout, labor dispute or union organizing activity, or, to the knowledge of the Company, any threat thereof, by any current or former employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries. Since the Lookback Date, the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws related to employment and employment practices, including terms and conditions of employment, wages and hours, discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements, and no Legal Proceedings are pending or, to the knowledge of the Company, threatened against any Acquired Company with respect to the foregoing, in each case, except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each individual who renders services to any Acquired Company who is classified as an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Employee Plans) is properly so characterized.

(b)            Prior to the date hereof, the Company has delivered or made available an accurate and complete list of each material Employee Plan. To the extent applicable, the Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Employee Plans, written descriptions thereof, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor (“DOL”), (iii) the most recent summary plan descriptions and any material modifications thereto, (iv) the Form 5500 filed with the DOL for the last plan year, (v) the most recently prepared financial statements or actuarial reports and (vi) any other material correspondence with a Governmental Body since the Lookback Date.

(c)            Neither the Company nor any other Person that would be or, at any relevant time following the Lookback Date, would have been considered a single employer with the Company under the Code or ERISA (other than Parent) has, within the prior six (6) years, maintained, contributed to, or been required to contribute to, or otherwise incurred any material liability with respect to, (i) a plan subject to Title IV or Section 302 of ERISA or Code Section 412 or 4971, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA, or (ii) a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(d)            Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or is entitled to rely on an opinion letter, if applicable) as to its qualified status under the Code and there are no circumstances or events that would reasonably be expected to cause the loss of the qualified status of any such Employee Plan. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each of the Employee Plans has been operated in compliance in all respects with its terms and all applicable Laws, including, but not limited to, ERISA and the Code; (ii) there are no pending or, to the knowledge of the Company, threatened Legal Proceedings against or with respect to any Employee Plan (other than routine claims for benefits), and, to the knowledge of the Company, no set of circumstances exists that may reasonably give rise to a material Legal Proceeding against an Employee Plan, any fiduciaries thereof with respect to such Employee Plan or the assets of any related trusts; (iii) no Employee Plan is under audit or the subject of an investigation by the IRS, the DOL, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Body, nor is any such audit or investigation pending or, to the knowledge of the Company, threatened; (iv) all contributions required to be made to any Employee Plan, by applicable Law or otherwise, and all premiums due or payable with respect to insurance policies funding any Employee Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements of the Company in accordance with GAAP (to the extent required by GAAP); and (v) each Employee Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies in all respects both in form and operation with the requirements of Section 409A of the Code.

(e)            Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Law) or pursuant to an employment, severance or other Employee Plan, neither the Company nor any Employee Plan has any present or future obligation to provide material post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer, director or other service provider of the Company or its Subsidiaries pursuant to any retiree medical benefit plan or other retiree welfare plan.

(f)            Except as provided in Section 2.8 and except as otherwise provided by the Company Equity Plan or awards thereunder, the consummation of the Transactions (including in combination with other events or circumstances that on their own would not result in any entitlement to payment) will not (i) entitle any current or former employee, director, officer, individual independent contractor or other individual service provider of the Company or its Subsidiaries to severance pay or any other material payment or benefit, (ii) accelerate the time of payment, vesting or exercisability, or materially increase the amount of, compensation or benefits due to any such employee, director, officer, individual independent contractor or other individual service provider, (iii) directly or indirectly cause the Company or its Subsidiaries to transfer or set aside any assets to fund any compensation or benefits under any Employee Plan or (iv) result in any payment or benefit which would be subject to the deduction limitation set forth in Section 280G of the Code.

(g)            No Employee Plan provides for the gross-up or reimbursement of Taxes incurred pursuant to Section 4999 or 409A of the Code.

3.17            Environmental Matters.

(a)            The Acquired Companies are and have been since the Lookback Date in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their business.

(b)            As of the date of this Agreement, there is no material Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against any Acquired Company or in respect to any Company Facility.

(c)            No Acquired Company has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of any Acquired Company relating to or arising under Environmental Laws.

(d)            There are and have been no Hazardous Materials present or Releases on, at, under or from any property or facility, including the Company Facilities, in a manner and concentration that would reasonably be expected to result in any material claim against or liability of an Acquired Company under any Environmental Law.

(e)            No Acquired Companies has assumed, undertaken, or otherwise become subject to any material liability of another Person relating to Environmental Laws.

3.18            Company Residents.

(a)            No Acquired Company is in default under, nor to the Company’s knowledge is any Company Resident in default, or is there any material dispute under or with respect to, any agreement (each such agreement, a “Company Residence Agreement”) between any person currently residing at a Company Facility (each, a “Company Resident”) and the owner, lessee or operator of such Company Facility, which, individually or in the aggregate, would reasonably be expected to be material to the Acquired Companies, taken as a whole.True and complete copies of representative forms of Company Residence Agreements currently used in each of the Company Facilities have been made available to Parent prior to the date hereof. All Company Residents of the Company Facilities have executed Company Residence Agreements and all Company Residence Agreements do not vary in any material respect from the forms of the applicable specimen agreements made available to Parent, and were entered into on an arms’ length basis.

(b)            No Acquired Company has received written notice: (i) that Company Resident records, or records of residents at Company Management Properties, used or developed in connection with the business conducted at the Company Facilities or the Company Management Properties, respectively, have not been maintained in accordance with any applicable federal, state or local laws or regulations governing the preparation, maintenance of confidentiality, transfer and/or destruction of such records, and (ii) of any deficiency in the Company Resident records, or records of residents at Company Management Properties, used or developed in connection with the operation of the business conducted at the Company Facilities or the Company Management Properties, respectively.

3.19            Insurance. The Acquired Companies maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development. To the Company’s knowledge, all such insurance policies are in full force and effect, no notice of cancellation or material modification has been received (other than a notice in connection with ordinary renewals), and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder, except as would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there is no material claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, except as would not reasonably be expected to have a Material Adverse Effect.

3.20            Legal Proceedings; Orders.

(a)            As of the date of this Agreement, there is no Legal Proceeding pending and served (or, to the knowledge of the Company, pending and not served or threatened), against the Company, except as has not, and would not reasonably be expected to, individually or in the aggregate, materially impair, prevent or materially delay the Company’s ability to consummate the Transactions. Except for Legal Proceedings of the type described in the prior sentence, there are no material Legal Proceedings pending and served (or, to the knowledge of the Company, pending and not served or threatened) against any Acquired Company or, to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Company in such individual’s capacity as such.

(b)            There is no material order, writ, injunction or judgment to which an Acquired Company is subject.

(c)            To the Company’s knowledge, no material investigation or review by any Governmental Body with respect to an Acquired Company is pending or is being threatened.

3.21            Authority; Validity of Agreement; No Vote.

(a)            The Company has all requisite corporate power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the Transactions.

(b)            The Special Committee of the Board of Directors (the “Special Committee”) has been duly authorized and constituted in accordance with the Company Charter and the bylaws of the Company. Prior to the execution and delivery of this Agreement, at a meeting duly called, convened and held in accordance with the Company Charter and the bylaws of the Company, the Special Committee (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and in the best interest of, the Company and its stockholders (other than Parent and its Affiliates), (ii) declared the Merger advisable, and (iii) recommended to the Board of Directors the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other Transactions, including the Offer (the preceding clauses (i) through (iii), the “Special Committee Recommendation”), which resolutions, subject to Section 6.1, have not been subsequently amended, withdrawn or modified.

(c)            Prior to the execution and delivery of this Agreement, at a meeting duly called, convened and held in accordance with the Company Charter and the bylaws of the Company, the Board of Directors (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and in the best interest of, the Company and its stockholders (other than Parent and certain of its Affiliates), (ii) declared the Merger advisable, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other Transactions, including the Offer, (iv) subject to Section 6.1, resolved to recommend that the stockholders of the Company (other than Parent and certain of its Affiliates) accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the preceding clauses (i) through (iv), the “Company Board Recommendation”), (v) resolved to include the Company Board Recommendation and the Special Committee Recommendation in the Schedule 14D-9 and the Company Schedule 13E-3 when filed with the SEC and disseminated to the Company’s stockholders and (vi) granted an exception to Purchaser from the ownership limitations set forth in Section 6.2 of the Company Charter and the transfer restrictions set forth in Section 9.2 of the bylaws of the Company, in each case, with respect to the Offer, the Merger and the other Transactions, which resolutions, subject to Section 6.1, have not been subsequently amended, withdrawn or modified.

(d)            No other corporate action on the part of the Company, pursuant to the MGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. No vote of any holders of any shares of capital stock of the Company, including any holders of Shares, is necessary to authorize or adopt this Agreement or to consummate the Transactions.

3.22            Takeover Laws. The Board of Directors has taken all action necessary to render inapplicable to consummation of the Offer, the Merger and the other Transactions the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and the limitations on voting rights contained in Subtitle 7 of Title 3 of the MGCL. No other Takeover Laws are applicable to this Agreement, the Offer, the Merger or the other Transactions.

3.23            Non-Contravention; Consents.

(a)            Assuming compliance with the applicable provisions of the MGCL and the rules and regulations of the SEC and Nasdaq, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not: (i) cause a violation of any of the provisions of the Company Charter or the bylaws of the Company or the corresponding articles of incorporation or bylaws (or other organizational documents) of any Acquired Company; (ii) cause a violation by any Acquired Company of any Law or order applicable to an Acquired Company, or to which an Acquired Company is subject; (iii) subject to receipt of the MidCap Consent, require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which an Acquired Company is entitled under any provision of any Material Contract; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Company, except in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Except for the Health Care Regulatory Approvals and the filing of the Articles of Merger with the SDAT or as may be required by the Exchange Act (including the filing with the SEC of the Schedule 14D-9, the Company Schedule 13E-3 and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), the MGCL, the MLLCA and the rules and regulations of the SEC and Nasdaq, the Acquired Companies are not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except those that the failure to make or obtain as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.24            Opinion of Financial Advisor. The Special Committee has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as set forth therein, the $1.31 per Share consideration to be received by the holders of Shares (other than Parent, Purchaser, the DHC Parties and their respective Affiliates) in the Offer and the Merger, taken together as an integrated transaction, pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a signed copy of such opinion as soon as possible following receipt thereof by the Special Committee.

3.25            Brokers and Other Advisors. Except for Citigroup Global Markets Inc., no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1          Due Organization. Each of Parent and Purchaser is a corporation or other Entity duly organized, validly existing and, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where the failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2          Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged, and prior to the Effective Time will not engage, in any business activities or conducted any operations other than in connection with the Transactions and those incident to Purchaser’s formation. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding limited liability company interests of Purchaser, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.

4.3          Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement and to consummate the Transactions. The boards of directors of Parent and Purchaser have each approved the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Transactions, including the Offer and the Merger. This Agreement has been duly executed and delivered by Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser and is enforceable against Parent and Purchaser in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

4.4          Non-Contravention; Consents.

(a)           Assuming compliance with the applicable provisions of the MGCL or the MLLCA, as applicable, the execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the articles of organization or limited liability company agreement (or other organizational documents) of Parent or Purchaser; (ii) cause a violation by Parent or Purchaser of any Law or order applicable to Parent or Purchaser, or to which Parent or Purchaser are subject; or (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Parent or Purchaser is entitled under any provision of any Contract, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Except for the Health Care Regulatory Approvals and the filing of the Articles of Merger with the SDAT or as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents and the Parent Schedule 13E-3), Takeover Laws, the MGCL, the MLLCA, and the applicable rules and regulations of the SEC and Nasdaq, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Purchaser, or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect. No vote of the respective member(s) of Parent or Purchaser is necessary to approve this Agreement or any of the Transactions (except in the case of Purchaser as has previously been obtained).

4.5          Disclosure. None of the Offer Documents or the Parent Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Schedule 14D-9 or the Company Schedule 13E-3 will (a) at the time such document is filed with the SEC, (b) at any time such document is amended or supplemented or (c) at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this Section 4.5 will not apply to statements or omissions included or incorporated by reference in the Offer Documents, the Parent Schedule 13E-3, the Schedule 14D-9 or the Company Schedule 13E-3 based upon information supplied to Parent by the Company or any of its Representatives on behalf of the Company specifically for inclusion therein.

4.6          Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served, against Parent or Purchaser, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent or Purchaser, as of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.7          Funds. As of the date of this Agreement and at all times through the Effective Time, Parent has (and will make available to Purchaser in a timely manner) available funds in an amount sufficient to consummate the Transactions by payment in cash of the aggregate Offer Price payable promptly following the Offer Acceptance Time and the aggregate Merger Consideration payable following the Effective Time.

4.8          Acknowledgment by Parent and Purchaser.

(a)           Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Letter. Such representations and warranties by the Acquired Companies constitute the sole and exclusive representations and warranties of the Acquired Companies in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Companies.

(b)           In connection with the consideration by Parent and Purchaser of the Transaction, Parent and Purchaser and their respective Affiliates, stockholders or Representatives may have reviewed and may continue to review after the date hereof certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Companies and their respective businesses and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Acquired Companies, or any of their respective Affiliates, stockholders or Representatives, or any other Person with respect thereto unless any such information is expressly included in a representation or warranty contained in this Agreement. Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Acquired Companies nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in this Agreement.

4.9          Brokers and Other Advisors. No broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Purchaser, or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses shall be paid by Parent or Purchaser.

4.10        Ownership of Shares. As of the date hereof, Parent, its Subsidiaries and its Affiliates (for the avoidance of doubt, excluding the individual directors and officers of Parent and its Subsidiaries) collectively beneficially own, and will beneficially own immediately prior to the Offer Acceptance Time, 1,972,783 Shares.

Section 5

CERTAIN COVENANTS OF THE COMPANY

5.1          Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Acquired Companies shall, and shall cause the respective Representatives of the Acquired Companies to provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s designated Representatives and assets and to all existing books, records, documents and information relating to the Acquired Companies, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Companies and such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request, in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Companies. Nothing herein shall require any of the Acquired Companies to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion and after notice to Parent, (i) jeopardize any attorney-client or other legal privilege (so long as the Acquired Companies have reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (ii) contravene any applicable Law (so long as the Acquired Companies have reasonably cooperated with Parent to permit disclosure to the extent permitted by Law). With respect to the information disclosed pursuant to this Section 5.1, Parent shall use commercially reasonable efforts to maintain, and direct its Representatives to maintain, the confidentiality of such information.

5.2          Operation of the Acquired Companies’ Business. During the Pre-Closing Period, except (w) as required or permitted under this Agreement or as required by applicable Law, (x) with the written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or as caused by Parent or its Affiliates, (y) as set forth in Section 5.2 of the Company Disclosure Letter, or (z) in connection with the COVID-19 pandemic, to the extent reasonably necessary (A) to protect the health and safety of the Company’s employees or (B) as required by any applicable Law, directive or guideline from any Governmental Body arising out of, or otherwise related to, the COVID-19 pandemic, including any response to COVID-19:

(a)          the Company shall, and shall cause each Acquired Company to, use reasonable best efforts to conduct its business in the ordinary course consistent in all material respects with past practice (other than in connection with this Agreement), and use its reasonable best efforts to preserve intact its business and material relationships with third parties; and

(b)          the Acquired Companies shall not:

(i)            (1) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of an Acquired Company’s capital stock or equity interests (including the Shares), or (2) repurchase, redeem or otherwise reacquire any Acquired Company’s capital stock or equity interests (including Shares) or any rights, warrants or options to acquire any of such capital stock or equity interests, other than: (A) repurchases of Shares outstanding as of the date of this Agreement pursuant to the Company’s right (under written commitments in effect as of the date of this Agreement) to purchase Shares held by a Company Associate only upon termination of such Person’s employment or engagement by the Company; (B) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Share Awards pursuant to the terms thereof (as in effect as of the date of this Agreement); or (C) between the Company and a wholly owned Acquired Company or between wholly owned Acquired Companies;

(ii)           split, combine, subdivide or reclassify any shares of capital stock or equity interests of any Acquired Company;

(iii)          sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security;

(iv)          except as contemplated by Section 2.8 or as required under the terms of any Employee Plan as in effect on the date of this Agreement, (A) establish, adopt, terminate or materially amend any material Employee Plan (or any plan, program, arrangement or agreement that would be a material Employee Plan if it were in existence on the date of this Agreement) or any collective bargaining agreement or other agreement with a labor organization, or accelerate the payment or vesting of compensation or benefits under, any Employee Plans, (B) grant or agree to grant any current or former employee, director or other service provider any increase in severance, compensation, bonuses or other benefits, (C) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits, (D) grant or pay any bonuses, other than the payment of bonuses in the ordinary course of business consistent with past practice or (E) hire or promote any person (except for any hiring or promotion that (1) is consistent with the Company’s past practice and is contemplated in the Company’s hiring budget made available to Parent prior to the date of this Agreement and (2) is not for an executive officer position, which shall be permitted) or terminate, other than for cause, the employment of any executive officer;

(v)           amend their articles of incorporation or bylaws or other applicable charter, governing or organizational documents;

(vi)          form any Subsidiary, acquire any equity interest in any other Entity or enter into any material joint venture, partnership or similar arrangement;

(vii)         terminate or amend, modify or waive any rights under any Material Contract in any material respect in a manner that is adverse to the Company, in each case, or enter into any Contract that would be a Material Contract if entered into as of the date hereof, other than (A) in the ordinary course of business, (B) any termination or renewal in accordance with the terms of such existing Material Contract that occurs automatically without any action by the Company or any Subsidiary or (C) or as otherwise permitted by this Section 5.2(b);

(viii)        make or authorize any capital expenditures, other than capital expenditures (x) that do not exceed $500,000 individually or in the aggregate or (y) in accordance with the Company’s operating budget made available to Parent prior to the date of this Agreement;

(ix)           acquire, lease, in-license, out-license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse, transfer or assign any material right or other material asset or property (except (A) in the ordinary course of business consistent with past practice, (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Companies or (C) capital expenditures permitted by clause (viii) of this Section 5.2(b));

(x)            lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (except for advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practice and in material compliance with the Company’s policies related thereto), other than between the Company and a wholly owned Acquired Company or between wholly owned Acquired Companies;

(xi)          (1) adopt or make any material change to any material Tax accounting method or change the annual accounting period used for Tax purposes of any material Acquired Company; (2) make, rescind or amend any material Tax election; (3) file a material amended Tax Return or file a claim for a refund of material Taxes; (4) enter into a “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) with any Governmental Body regarding any material Tax refund, liability or assessment; (5) request any Tax ruling from any Governmental Body; (6) settle, compromise or consent to any material Tax claim, audit or assessment or surrender a right to a material Tax refund; (7) except in the ordinary course of business consistent with past practice in connection with filing Tax Returns, agree to waive or extend the statute of limitations with respect to any material Tax or material Tax Return; or (8) enter into any Tax allocation, indemnity or sharing agreement;

(xii)          settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Companies of not more than $1,000,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any Acquired Companies) or (B) results in no monetary or other material non-monetary obligation of any Acquired Company; provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by any stockholders of the Company against the Company and/or its directors relating to the Transactions or a breach of this Agreement shall not be subject to this clause;

(xiii)         adopt or implement any stockholder rights plan or similar arrangement;

(xiv)        adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies;

(xv)         waive or otherwise grant or increase an exception to or waiver of any ownership limits set forth in its organizational documents, other than in connection with the acceptance of a Superior Offer in compliance with Section 5.3;

(xvi)        relinquish, abandon or permit to lapse, or fail to take any action necessary to maintain, enforce and protect, any of its material Proprietary Rights;

(xvii)       fail to maintain in full force and effect material insurance policies covering the Acquired Companies and their material properties, business, assets and operations in a form and amount consistent with past practice in all material respects; or

(xviii)      authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xvii) of this Section 5.2(b).

5.3          No Solicitation.

(a)          For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality agreement that (i) contains provisions that are no less favorable to the Company in the aggregate than those contained in a customary confidentiality agreement between third parties with respect to a comparable public company transaction and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 5.3.

(b)          Except as permitted by this Section 5.3, during the Pre-Closing Period the Acquired Companies shall not, and shall use reasonable best efforts to cause their officers, directors and employees not to, and shall direct their other Representatives not to, (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Company Alternative Proposal or (ii) (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Alternative Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding a Company Alternative Proposal with, or furnish to any other Person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, a Company Alternative Proposal or any proposal or offer that would reasonably be expected to lead to a Company Alternative Proposal, any Person that has made or, to the knowledge of the Company, is considering making a Company Alternative Proposal (except, in each case, to notify such Person as to the existence of this Agreement and the provisions of this Section 5.3), (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to a Company Alternative Proposal or any proposal or offer that would reasonably be expected to lead to a Company Alternative Proposal, (D) approve or recommend a Company Alternative Proposal or (E) propose or agree to do any of the foregoing. The Acquired Companies shall and shall use reasonable best efforts to cause their Representatives to, immediately cease any solicitations, discussions, negotiations or communications with any Person that may be ongoing with respect to any Company Alternative Proposal and shall, as promptly as reasonably practicable (and in any event within two (2) business days) following the date hereof, instruct any such Person (and its Representatives) in possession of confidential information about the Acquired Companies that was furnished by or on behalf of the Company in connection with such discussions or negotiations to return or destroy all such information promptly after the date hereof in accordance with the applicable confidentiality agreement between the Company and such Person. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement unless the Board of Directors or the Special Committee determines in good faith, after consultation with the Company’s outside legal counsel, that such enforcement or the failure to waive, terminate or modify would be inconsistent with the duties of the Board of Directors under applicable Law.

(c)          Notwithstanding anything in this Section 5.3 to the contrary, but subject to the Company’s compliance with the provisions of this Section 5.3, if at any time on or after the date of this Agreement and prior to the Offer Acceptance Time any Acquired Company or any of their Representatives receives an unsolicited bona fide written Company Alternative Proposal from any Person or group of Persons, which Company Alternative Proposal was made or renewed on or after the date of this Agreement and did not result from a material breach of this Section 5.3, the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof so as to determine whether such Company Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Offer. If the Board of Directors or the Special Committee determines in good faith, after consultation with financial advisors and outside legal counsel, that such Company Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Companies to the Person or group of Persons who has made such Company Alternative Proposal; provided that the Company shall as promptly as practicable (and no later than within 24 hours) provide to Parent any non-public information concerning the Acquired Companies that is provided to any Person to the extent access to such information was not previously provided to Parent or its Representatives, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Alternative Proposal.

(d)          During the Pre-Closing Period, the Company shall promptly (and in any event within 24 hours) notify Parent of any Company Alternative Proposal or inquiries, offers, requests or proposals that would reasonably be expected to lead to a Company Alternative Proposal (each, an “Inquiry”) that are received by an officer or director of the Company which notice shall identify the material terms and conditions thereof (to the extent an Inquiry is not in writing) and the Person making such Company Alternative Proposal or Inquiry (including, if applicable, providing copies of any written Company Alternative Proposals or Inquiries and any proposed agreements related thereto). The Company shall promptly (and in any event within 24 hours) notify Parent in writing if it enters into discussions or negotiations concerning any Company Alternative Proposal or Inquiry, notify Parent of any change to the financial and other material terms and conditions of any Company Alternative Proposal or Inquiry, and otherwise keep Parent reasonably informed on a reasonably current basis of any material developments regarding any Company Alternative Proposals or Inquiry or any material change to the terms of any such Company Alternative Proposal or Inquiry. Neither the Company nor any of its Subsidiaries shall enter into any confidential or similar agreement that would prohibit it from providing such information to Parent.

(e)          Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law.

(f)           The Company agrees that if any Acquired Company or any officer, director or employee of an Acquired Company takes any action which, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3. The Company further agrees that if any Representative of an Acquired Company (other than an officer, director or employee of an Acquired Company) takes any action which, if taken by the Company, would constitute an intentional breach of this Section 5.3, and results in a bona fide publicly disclosed Company Alternative Proposal, the Company shall be deemed to be in breach of this Section 5.3.

5.4          Notice of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)          any notice or other communication received by such Party from any Governmental Body in connection with this Agreement, the Offer, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is required in connection with the Offer, the Merger or the other Transactions;

(b)          any Legal Proceeding commenced or, to any Party’s knowledge, threatened in writing against, such Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or the other Transactions;

(c)          the occurrence of any event, occurrence, circumstance, change or effect relating to it which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to the Company, or a Parent Material Adverse Effect, with respect to Parent, as the case may be;

(d)          any inaccuracy of any representation or warranty of such Party contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any Offer Condition not to be satisfied; or

(e)          any failure of such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not affect the representations, warranties, covenants, agreements or obligations of the Parties hereunder or the conditions to the obligations of the Parties hereunder.

Section 6

ADDITIONAL COVENANTS OF THE PARTIES

6.1          Company Board Recommendation and Special Committee Recommendation.

(a)          Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation and the Special Committee Recommendation in the Offer Documents. During the Pre-Closing Period, subject to Section 6.1(b), neither the Board of Directors nor any committee thereof (including the Special Committee) shall (i)(A) withhold, withdraw (or qualify or modify in a manner adverse to Parent or Purchaser), or publicly propose to withhold, withdraw (or qualify or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation or the Special Committee Recommendation, (B) approve, adopt, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Company Alternative Proposal or (C) fail to include the Company Board Recommendation and the Special Committee Recommendation in the Schedule 14D-9 (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Company Alternative Proposal, or requiring the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, or interfere with, the Transactions (other than an Acceptable Confidentiality Agreement).

(b)          Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time:

(i)            if any Acquired Company has received a bona fide written Company Alternative Proposal from any Person that has not been withdrawn and after consultation with outside legal counsel, the Board of Directors or the Special Committee shall have determined, in good faith, that such Company Alternative Proposal is a Superior Offer, (x) the Board of Directors or the Special Committee may make a Company Adverse Change Recommendation, or (y) provided that no Acquired Company is in breach of Section 5.3 with respect to such Company Alternative Proposal, the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a Specified Agreement with respect to such Superior Offer, in each case, if and only if: (A) the Board of Directors or the Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the duties of the Board of Directors or the Special Committee, respectively, to the Company and the Company’s stockholders under applicable Law; (B) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) at least five (5) days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation or termination) and, if desired by Parent, during such five (5)-day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that such Company Alternative Proposal would cease to constitute a Superior Offer; and (C) (1) the Company shall have provided to Parent information with respect to such Company Alternative Proposal in accordance with Section 5.3(d), (2) the Company shall have given Parent the five (5)-day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Company Alternative Proposal would cease to constitute a Superior Offer, and (3) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel, the Board of Directors or the Special Committee shall have determined, in good faith, that such Company Alternative Proposal is a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) would be inconsistent with the duties of the Board of Directors or the Special Committee, respectively, to the Company and the Company’s stockholders under applicable Law. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1. The provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any Company Alternative Proposal and require a new Determination Notice, except that for purposes of such subsequent Determination Notice, the references to five (5) days shall be deemed to be three (3) days; and

(ii)           in connection with an Intervening Event, the Board of Directors or the Special Committee may make a Company Adverse Change Recommendation if:(A) the Board of Directors or the Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the duties of the Board of Directors or the Special Committee, respectively, to the Company and the Company’s stockholders under applicable Law; (B) the Company shall have given Parent a Determination Notice at least five (5) days prior to making any such Company Adverse Change Recommendation and, if desired by Parent, during such five (5)-day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Change Recommendation would no longer be necessary; and (C) (1) the Company shall have specified in reasonable detail the facts and circumstances underlying the Intervening Event that render a Company Adverse Change Recommendation necessary, (2) the Company shall have given Parent the five (5)-day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and (3) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel, the Board of Directors or the Special Committee shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Intervening Event would be inconsistent with the duties of the Board of Directors or the Special Committee, respectively, to the Company and the Company’s stockholders under applicable Law. The provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Intervening Event and require a new Determination Notice, except that for purposes of such subsequent Determination Notice, the references to five (5) days shall be deemed to be three (3) days.

6.2          Filings, Consents and Approvals.

(a)          The Parties agree to use their respective reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Body or any other Person, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable and advisable all information required by any Governmental Body or such other Person.

(b)          Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable) to (i) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any Governmental Bodies in connection with the Transactions, including, for the avoidance of doubt, the Health Care Regulatory Approvals and (ii) obtain the MidCap Consent.

6.3          Employee Benefits.

(a)          During the one (1) year period following the Closing Date, Parent shall, or shall cause the Surviving Corporation or another Affiliate of Parent (including the Surviving Corporation’s Subsidiaries) to, provide to each employee of the Company or any Subsidiary of the Company who is employed at the Closing and who remains employed with the Surviving Corporation or any Affiliate of Parent (including the Surviving Corporation’s Subsidiaries) (“Company Employees”), for so long during such period as the Company Employee remains so employed, (i) a salary and annual bonus opportunity not less than that in effect immediately prior to the Closing (excluding, for the avoidance of doubt, equity-based incentive compensation or related equity grants), (ii) employee benefits (excluding, for the avoidance of doubt, equity-based incentive compensation or related equity grants) that are no less favorable in the aggregate to the benefits provided to such employee under the Employee Plans immediately prior to the Closing and (iii) severance benefits, a description of which have been previously made available to Parent.

(b)          Parent shall, or shall cause the Surviving Corporation or another Affiliate of Parent (including the Surviving Corporation’s Subsidiaries), as applicable, to give Company Employees full credit for such Company Employees’ service with the Company for purposes of eligibility and vesting under any benefit plans made generally available to employees of Parent, the Surviving Corporation or any of their respective Affiliates in which a Company Employee participates to the same extent recognized by the Company or its applicable Affiliate immediately prior to the Closing; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(c)          Parent shall, or shall cause the Surviving Corporation or an Affiliate of Parent (including the Surviving Corporation’s Subsidiaries), as applicable, to use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any Affiliate of Parent (including the Surviving Corporation’s Subsidiaries) that provides health benefits in which Company Employees participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing under the analogous Employee Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the calendar year prior to the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective Affiliates in which they are eligible to participate after the Closing in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous benefit plan prior to the Closing.

(d)          During the Pre-Closing Period, the Company shall provide Parent with reasonable advance copies of any notices or communication materials (including website postings) from any Acquired Company to its employees with respect to the Transactions or employment, compensation or benefits matters of such employees that relate to the period following the Closing Date, and shall not distribute or disseminate such materials without Parent’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed; provided, that no such approval shall be required for statements consistent with both (i) previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if such previous press release, disclosure or statement had been approved by the Company or Parent, as applicable) and (ii) any previous non-public communication to employees of any Party previously made and approved by the Parties.

(e)          The provisions of this Section 6.3 are solely for the benefit of the Parties, and no provision of this Section 6.3 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement or have the right to enforce the provisions hereof. Nothing in this Section 6.3 or elsewhere in this Agreement shall be construed to create a right in any Person to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation or to any compensation or benefits and the employment of each Company Employee shall be “at will” employment.

6.4          Indemnification of Officers and Directors.

(a)          For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) to the extent now existing in favor of the current or former directors or officers of any Acquired Company (the “Indemnified Persons”), including in the Company Charter and the Company’s bylaws, and any indemnification or other similar agreements of any Acquired Company, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms, and Parent shall cause the Acquired Companies to perform their obligations thereunder.

(b)          On or prior to the Closing Date, the Company shall purchase “tail” directors’ and officers’ liability insurance policy(ies) (in respect of one or more of the current policies of directors’ and officers’ liability insurance maintained by or for the benefit of the Acquired Companies) for the Acquired Companies and their current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Companies and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Companies with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail policy(ies) exceed an amount equal to 300% of the aggregate annual premium most recently paid by or on behalf of the Company with respect to the primary policy that covers the Acquired Companies (the “Maximum Amount”) (such Maximum Amount, pro rated in respect of the policies that will be the subject of such tail coverage).

(c)          If Parent, any Acquired Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Acquired Company, as applicable, shall use commercially reasonable efforts to cause proper provision to be made so that the successors and assigns of Parent or such Acquired Company, as applicable, assume the applicable obligations set forth in this Section 6.4.

(d)          The provisions of this Section 6.4 (i) shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by applicable Law, this Section 6.4 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.5          Stockholder Litigation. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any litigation against the Company and/or its directors or officers relating to the Transactions, and the right to consult on any settlement with respect to such litigation, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless such settlement provides only for additional disclosure. The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

6.6          Additional Agreements. Subject to the terms and conditions of this Agreement, including Section 6.2(a), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall use reasonable best efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract in connection with the Offer and the Merger and the other Transactions, (b) obtain the MidCap Consent and seek each additional Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent and (c) seek to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party.

6.7          Disclosure. The initial press release relating to this Agreement shall be a press release issued by the Company and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or public statement without the other Party’s written consent. Notwithstanding the foregoing or anything to the contrary in this Agreement: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by Law; and (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Company Alternative Proposal or Company Adverse Change Recommendation.

6.8          Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

6.9          Section 16 Matters. The Company, and the Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Share Awards in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10        Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Law, the compensation committee of the Board of Directors, at a meeting duly called and held, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Purchaser, the Company or their respective Affiliates and any of the officers, directors or employees of the Company or its Subsidiaries that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

6.11        Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.12        Notice of Certain Regulatory Events; Cooperation. In furtherance (and not in limitation) of Section 5.1, during the Pre-Closing Period:

(a)          the Company shall promptly notify Parent if the Company shall have provided any written correspondence to, or received any written correspondence from any Governmental Body, Private Program or Company Resident with respect to Health Care Laws or Health Care Permits, the effect of which would reasonably be expected to be material to the Acquired Companies, taken as a whole; and

(b)          the Acquired Companies shall (i) promptly deliver to Parent copies of any material, substantive correspondence received by any Acquired Company from any Governmental Body, Private Program or Company Resident with respect to Health Care Laws or Health Care Permits and (ii) provide Parent with reasonable advance copies of, and consider in good faith any comments of Parent with respect to, any correspondence or written submission prior to delivery thereof by the Company to such Governmental Body, Private Program or Company Resident with respect to Health Care Laws or Health Care Permits.

Section 7

CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction as of the Closing of each of the following conditions:

7.1          No Restraints. There shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Law have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Body which prohibits or makes illegal the consummation of the Merger.

7.2          Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have, in compliance with this Agreement, accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Section 8

TERMINATION

8.1          Termination. This Agreement may be terminated prior to the Effective Time:

(a)          by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b)          by either Parent or the Company at any time prior to the Offer Acceptance Time, if the Offer Acceptance Time shall not have occurred on or prior to 11:59 p.m. Eastern Time, on May 31, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the Offer not being consummated by such date;

(c)          by either Parent or the Company if a Governmental Body of competent jurisdiction shall have issued any permanent injunction or other order restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer, or if any Law shall have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, in any case which shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the issuance of such final and nonappealable order or other action or to any Party that has failed to use its reasonable best efforts as required by this Agreement to remove such order or other action;

(d)          by Parent at any time prior to the Offer Acceptance Time, if: (i) the Board of Directors shall have failed to include the Company Board Recommendation or Special Committee Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change Recommendation; (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the Board of Directors fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer; or (iii) after the public disclosure of a Company Alternative Proposal, the Board of Directors or the Special Committee fails to publicly reaffirm the Company Board Recommendation or Special Committee Recommendation, respectively, no later than the earlier of (A) ten (10) business days after Parent so requests in writing and (B) two (2) business days prior to the Expiration Date, provided that the Company must receive the request from Parent at least twenty-four (24) hours prior to such reaffirmation being required;

(e)          by the Company at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Board of Directors or the Special Committee shall have determined, in good faith, constitutes a Superior Offer (a “Specified Agreement”); provided that (i) no Acquired Company shall have materially violated Section 5.3 in relation to such Superior Offer and (ii) the Company shall have paid the Reimbursement Amount immediately before or simultaneously with and as a condition to such termination;

(f)           by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any agreement, covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in clause (b) or (c) of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that (A) Parent’s termination rights under this Section 8.1(f) shall apply if the Company fails to timely file the Schedule 14D-9 and Company Schedule 13E-3, in each case pursuant to its obligations under Section 1.2, and if such failure shall not have been cured within five (5) business days of the date Parent gives the Company written notice of such breach or failure to perform; and (B) Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g)          by the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case, if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that (A) the Company’s termination rights under this Section 8.1(g) shall apply if Purchaser shall have failed to timely commence the Offer, if such failure shall not have been cured within five (5) business days of the date the Company gives Parent written notice of such breach or failure to perform; and (B) that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;

(h)          by the Company (i) if following the expiration of the Offer, Purchaser shall have failed to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer in accordance with Section 1.1(h) or (ii) if following the Offer Acceptance Time, Purchaser shall have failed to purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer in accordance with Section 1.1(h); or

(i)           by Parent if the Offer shall have expired without the acceptance for payment of Shares pursuant to the Offer, in a circumstance in which all of the Offer Conditions are satisfied or have been waived (other than the Minimum Condition and conditions which by their nature are to be satisfied at the expiration of the Offer) at the then-existing Expiration Date referred to in clause (3) of the proviso to the penultimate sentence of Section 1.1(c); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(i) if the material breach of this Agreement by Parent has caused or resulted in the failure of the acceptance for payment of Shares pursuant to the Offer.

8.2          Effect of Termination. If this Agreement is terminated as provided in Section 8.1, written notice of such termination shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination with respect to this Agreement or the Transactions; provided, however, that (a) the final sentence of Section 1.2(b), the final sentence of Section 5.1, this Section 8.2, Section 8.3 and Section 9 (other than Section 9.5(b)) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any Party from any liability for fraud or willful and material breach of this Agreement prior to termination.

8.3          Expenses.

(a)          Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b)          If:

  (i)          this Agreement is terminated by the Company pursuant to Section 8.1(e);

 (ii)          this Agreement is terminated by Parent pursuant to Section 8.1(d); or

(iii)          (1) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(b)), by Parent pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(i), (2) any Person shall have publicly disclosed a bona fide Company Alternative Proposal after the date hereof and prior to such termination and such Company Alternative Proposal has not been publicly withdrawn prior to such termination and (3) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to or consummated a Company Alternative Proposal; provided that solely for purposes of this clause (3) the references to “25%” and “75%” in the definition of Company Alternative Proposal shall be deemed to be references to “50%” in each place each such phrase appears;

then, in any such event under clause (i), (ii), or (iii) of this Section 8.3(b), the Company shall pay to Parent or its designee all reasonable and documented costs and expenses (including attorneys’ fees) incurred by Parent, Purchaser or their Affiliates in connection with the negotiation and execution of this Agreement and the consummation of the Transactions up to $750,000 (the “Reimbursement Amount”) by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), prior to or simultaneously with (and as a condition to the effectiveness of) such termination, (y) in the case of Section 8.3(b)(ii), within three (3) business days after such termination or (z) in the case of Section 8.3(b)(iii), within three (3) business days after the earlier of the entry into a definitive agreement for or the consummation of the Company Alternative Proposal referred to in clause (3) of Section 8.3(b)(iii), it being understood that in no event shall the Company be required to pay the Reimbursement Amount on more than one occasion. Payment of the Reimbursement Amount pursuant to this Section 8.3(b) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and upon the payment of the Reimbursement Amount, none of Parent, Purchaser or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

(c)          If this Agreement is terminated as described in Section 8.3(b), (i) payment from the Company to Parent of the Reimbursement Amount pursuant to Section 8.3(b) shall be the sole and exclusive remedy of Parent, Purchaser or any of their respective Affiliates against the Acquired Companies and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d)          The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to Section 8.3(b), and, in order to obtain the payment, Parent commences a Legal Proceeding against the Company, then (i) the non-prevailing Party in such Legal Proceeding shall pay, without duplication of such amount due pursuant to Section 8.3(b), the prevailing Party reasonable and documented costs and expenses (including attorneys’ fees) arising out of such Legal Proceeding and (ii) exclusively in the event that Parent prevails in such Legal Proceeding, the Company shall pay interest on the amount due pursuant to Section 8.3(b) as determined in such Legal Proceeding. Any interest payment contemplated by this Section 8.3(d) shall be calculated based on the prime rate as published in the Wall Street Journal in effect on the date the applicable payment due pursuant to Section 8.3(b), if any, was required to be made.

Section 9

MISCELLANEOUS PROVISIONS

9.1           Amendment. Prior to the Effective Time, this Agreement may be amended at any time with the approval of the Board of Directors (subject to the prior approval of the Special Committee) and the boards of directors of Parent and Purchaser, in each case as constituted at the Offer Acceptance Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.2           Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to any, subsequent or other failure. At any time prior to the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand (subject to the prior approval of the Special Committee), may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3           No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Offer Acceptance Time.

9.4           Entire Agreement; Counterparts. This Agreement (including its Exhibits, Annexes and the Company Disclosure Letter) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.5           Applicable Law; Jurisdiction; Specific Performance; Remedies.

(a)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.5(c), in any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any Maryland state court or federal court sitting in the State of Maryland (collectively, the “Maryland Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.9. Each of the Parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Maryland Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Maryland Courts, (3) agrees to request and/or consent to the assignment of any such action or proceeding to the Business and Technology Case Management Program, (4) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Maryland Courts and (5) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Maryland Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)            The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)            EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.5.

9.6           Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect.

9.7           No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Offer Acceptance Time occurs, the right of the Company’s stockholders (other than Parent and its Affiliates) to receive the Offer Price or Merger Consideration, as applicable, pursuant to Section 1 or Section 2 following the Offer Acceptance Time or the Effective Time, as applicable, in accordance with the terms of this Agreement; (b) the provisions set forth in Section 6.4 and (c) the limitations on liability of the Company Related Parties set forth in Section 8.3(c).

9.8           Transfer Taxes. Except as otherwise provided in Section 1.1(i) and Section 2.6(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed on the Company with respect to the transfer of Shares pursuant to the Offer or the Merger shall be borne by the Company and expressly shall not be a liability of holders of Shares. The Company shall cooperate with Parent and Purchaser in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, share transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the Offer or the Merger, and shall cooperate in attempting to minimize any such Taxes.

9.9           Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Purchaser (or following the Effective Time, the Surviving Corporation):

ABP Acquisition LLC
Two Newton Place
255 Washington Street
Suite 300
Newton, MA 02458
Attention: Jennifer B. Clark
Email:         jclark@rmrgroup.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
920 North King Street
Wilmington, DE 19801
Attention: Faiz Ahmad
Email:        Faiz.Ahmad@skadden.com

if to the Company (prior to the Effective Time):

AlerisLife, Inc.
400 Centre Street
Newton, MA 02458
Attention: Jeffrey C. Leer
Email:        JLeer@alerislife.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: Zachary Blume

   Suni Sreepada

Email:   zachary.blume@ropesgray.com
       suni.sreepada@ropesgray.com

9.10        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. If such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11        Obligation of Parent. Parent shall ensure that Purchaser duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Purchaser under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.12        Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)            The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)            As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)            Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

(e)            The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)             References in Section 3 to any document being “delivered” or “made available” to Parent or Purchaser prior to the date of this Agreement shall include any such document delivered or made available to Parent, including, for the avoidance of doubt, any such delivery to a director, officer or equity holder of Parent, by or on behalf of the Acquired Companies within the twelve (12) months immediately prior to the date of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ALERISLIFE INC.

By:	/s/ Jeffrey C. Leer
	Name:	Jeffrey C. Leer
	Title:	President and Chief Executive Officer

ABP ACQUISITION LLC

By:	/s/ Adam D. Portnoy
	Name:	Adam D. Portnoy
	Title:	President

ABP ACQUISITION 2 LLC

By:	/s/ Adam D. Portnoy
	Name:	Adam D. Portnoy
	Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.3(a) of the Agreement.

“Acquired Companies” has the meaning set forth in Section 3.1(a) of the Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Agreement, none of the Company or any of its Subsidiaries shall be considered an Affiliate of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) and none of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) shall be considered to be an Affiliate of the Company or any of its Subsidiaries. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Amended Company Bylaws” has the meaning set forth in Section 2.4(a) of the Agreement.

“Amended Company Charter” has the meaning set forth in Section 2.4(a) of the Agreement.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Law of similar effect, and the related regulations and published interpretations thereunder.

“Articles of Merger” has the meaning set forth in Section 2.3(b) of the Agreement.

“Board of Directors” shall mean the board of directors of the Company.

“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in Boston, Massachusetts are authorized or required by Law to be closed.

“Certificates” has the meaning set forth in Section 2.6(b) of the Agreement.

“Closing” has the meaning set forth in Section 2.3(a) of the Agreement.

“Closing Date” has the meaning set forth in Section 2.3(a) of the Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble to the Agreement.

“Company Adverse Change Recommendation” has the meaning set forth in Section 6.1(a) of the Agreement.

“Company Alternative Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company, in each case, as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 75% of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any Person of more than 25% of the assets of the Acquired Companies, on a consolidated basis, or (iii) the direct or indirect acquisition by any Person of more than 25% of the outstanding shares of Company Common Stock.

“Company Associate” shall mean each current or former officer or other employee, or individual who is or was an independent contractor, consultant or director, of or to the Company or its Subsidiaries.

“Company Board Recommendation” has the meaning set forth in Section 3.21(c) of the Agreement.

“Company Charter” shall mean the Articles of Amendment and Restatement of the Company, as amended, modified or supplemented from time to time.

“Company Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

“Company Disclosure Documents” has the meaning set forth in Section 3.4(g) of the Agreement.

“Company Disclosure Letter” shall mean the disclosure letter that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

“Company Employees” has the meaning set forth in Section 6.3(a) of the Agreement.

“Company Equity Plan” shall mean the AlerisLife Inc. Second Amended and Restated 2014 Equity Compensation Plan.

“Company Facilities” has the meaning set forth in Section 3.7(a) of the Agreement.

“Company Lease” has the meaning set forth in Section 3.7(a) of the Agreement.

“Company Management Agreement” has the meaning set forth in Section 3.7(b) of the Agreement.

“Company Management Properties” has the meaning set forth in Section 3.7(b) of the Agreement.

“Company Owned Proprietary Rights” has the meaning set forth in Section 3.8(b) of the Agreement.

“Company Owned Real Property” has the meaning set forth in Section 3.7(c) of the Agreement.

“Company Preferred Stock” shall mean the preferred stock, $0.01 par value per share, of the Company.

“Company Related Parties” has the meaning set forth in Section 8.3(c) of the Agreement.

“Company Residence Agreement” has the meaning set forth in Section 3.18(a) of the Agreement.

“Company Resident” has the meaning set forth in Section 3.18(a) of the Agreement.

“Company Returns” has the meaning set forth in Section 3.15(a) of the Agreement.

“Company Schedule 13E-3” has the meaning set forth in Section 1.2(a) of the Agreement.

“Company SEC Documents” has the meaning set forth in Section 3.4(a) of the Agreement.

“Company Share Awards” has the meaning set forth in Section 2.8 of the Agreement.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.

“Contract” shall mean any binding agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, loan, note, option, warrant, license, sublicense, commitment or undertaking.

“Cost Reports” has the meaning set forth in Section 3.12(f) of the Agreement.

“COVID-19” shall mean the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any variants, evolutions or mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“DHC” has the meaning set forth in the recitals to the Agreement.

“DHC ALR Shares” has the meaning set forth in the recitals to the Agreement.

“DHC Consent” has the meaning set forth in the recitals to the Agreement.

“DHC Parties” has the meaning set forth in the recitals to the Agreement.

“Depository Agent” has the meaning set forth in Section 2.6(a) of the Agreement.

“Determination Notice” has the meaning set forth in Section 6.1(b)(i) of the Agreement.

“DOL” has the meaning set forth in Section 3.16(b) of the Agreement.

“Effective Time” has the meaning set forth in Section 2.3(b) of the Agreement.

“Employee Plan” shall mean any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), bonus, deferred compensation, incentive compensation, stock purchase, stock option, other equity-based plan, retention, change in control, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, fringe benefit, vacation, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement, and (b) individual employment, consulting, severance, change in control, retention or similar agreement, and each other employee benefit plan, program or arrangement, in each case that is (i) sponsored, maintained, contributed to or required to be contributed to by the Company or its Subsidiaries for the benefit of any current or former officer, director, employee, independent contractor or individual consultant of the Company or its Subsidiaries, (ii) with respect to which the Company or any of its Subsidiaries has any liability or (iii) to which the Company or any of its Subsidiaries is a party.

“Encumbrance” shall mean any lien, pledge, hypothecation, mortgage, security interest, encumbrance, right of first refusal, preemptive right or similar restriction of any nature.

“End Date” has the meaning set forth in Section 8.1(b) of the Agreement.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Law relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” has the meaning set forth in Section 1.1(c) of the Agreement.

“Extension Deadline” has the meaning set forth in Section 1.1(c) of the Agreement.

“GAAP” has the meaning set forth in Section 3.4(b) of the Agreement.

“Government Program” shall mean any of the Medicare Program, Medicaid Program, TRICARE or any other federal, state or local reimbursement or health care program paid for by a Governmental Body, including any alternative payment model, demonstration or pilot program or shared savings program for health care services administered and paid for by any Governmental Body.

“Governmental Authorization” shall mean any permit, license, application, certificate, franchise, permission, clearance, registration, qualification or authorization approved, issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal.

“Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

“Health Care Laws” shall mean all Laws relating to the provision of health care items and services by, and the business and operation of, entities providing the same or similar services as Acquired Companies, including Laws relating to Health Care Permits, the provision of health care services to enrollees of Payors, reporting and disclosure requirements to Governmental Bodies, the prohibition or regulation of fraud and abuse, patient inducements, patient referrals, anti-kickback, anti-referral, fee-splitting, false claims, the submission of bills, claims or similar requests for payment, coding, coverage, reimbursement, claims submission, billing and collections, insurance fraud, the administration of health care claims or benefits, processing or payment for health care services, treatment, or supplies furnished by Providers, credentialing, licensure, certification, and the corporate practice of medicine, including the following Laws: the federal Medicare and Medicaid statutes (which include, but are not limited to, 42 U.S.C. §§ 1320, 1320a-7, 1320a-7a, 1320a-7b), the federal “Anti-Kickback Statute” (42 U.S.C. § 1320a-7b(b)), the “Stark Law” (42 U.S.C. § 1395nn), the “Civil False Claims Act” (31 U.S.C. §§ 3729 et seq.), the civil monetary and criminal penalties for acts involving federal health care programs (42 U.S.C. § 1320a-7b), HIPAA and other Information Privacy or Security Laws, the Patient Protection and Affordable Care Act of 2010 (Public Law 111-148), the Medicare Prescription Drug, Improvement and Modernization Act (Pub. Law No. 108-173, 117 Stat. 2066), the Patient Safety and Quality Improvement Act (PL109-41), and with respect to each of the above any ordinance, rule, regulation or order issued thereunder or with respect thereto, and comparable state Laws.

“Health Care Permit” shall mean any Governmental Authorization (including certificates of need or related approvals), accreditations, provider or supplier numbers, consents, qualifications or certifications granted by any Health Care Regulatory Body or Government Program to an Acquired Company relating to or affecting the provision of health care services or the reimbursement of health care items or services.

“Health Care Regulatory Approvals” shall mean any notices to, filings with, or permits, authorizations, consents, declarations or approvals of any Health Care Regulatory Body that are necessary for the execution, delivery or performance by the Company of this Agreement and the consummation by the Company of the Transactions.

“Health Care Regulatory Body” shall mean any agency, board, authority, body, accreditation organization or other Governmental Body having jurisdiction over the provision of health care services or the reimbursement of health care costs.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and their implementing regulations set forth at 45 CFR Part 160, 162 and 164.

“Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, including any capital leases, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company, (iii) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired or (v) any guaranty of any such obligations described in clauses (i) through (iv) of any Person other than the Company (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business consistent with past practice).

“Indemnified Persons” has the meaning set forth in Section 6.4(a) of the Agreement.

“Information Privacy or Security Laws” has the meaning set forth in Section 3.12(e) of the Agreement.

“Initial Expiration Date” has the meaning set forth in Section 1.1(c) of the Agreement.

“Inquiry” has the meaning set forth in Section 5.3(d) of the Agreement.

“Intervening Event” shall mean any event, change, occurrence or development that is material to the Acquired Companies (taken as a whole) and that is unknown and not reasonably foreseeable to the Board of Directors or Special Committee as of the date of this Agreement; provided, that the receipt, existence or terms of a Company Alternative Proposal, the fact that the Company meets or exceeds internal or published projects, budgets, forecasts or estimates of revenues, earnings or other financial results for any period or any change in the price or trading volume of any securities of the Company or Parent shall not be deemed to be an Intervening Event hereunder (however, the underlying reasons for such changes may constitute an Intervening Event).

“IP License” has the meaning set forth in Section 3.8(c) of the Agreement.

“IRS” shall mean the U.S. Internal Revenue Service.

“IT Systems” shall mean all software, computer systems, servers, hardware, network equipment, databases, websites, and other information technology systems of whatever type or kind that are used to process, store, maintain and operate data, information, and functions that are owned, leased or licensed by or to an Acquired Company;

“knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge, after reasonable inquiry, of such Entity’s executive officers.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, common law, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq or another stock exchange).

“Legal Proceeding” shall mean any action, suit, complaint, claim, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing or investigation commenced, brought, conducted or heard by or before any Governmental Body.

“Lookback Date” has the meaning set forth in Section 3.4(a) of the Agreement.

“Maryland Courts” has the meaning set forth in Section 9.5(a) of the Agreement.

“Maryland Short Form Merger Notice” has the meaning set forth in Section 1.1(e) of the Agreement.

“Material Adverse Effect” shall mean any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to consummate the Transactions on or before the End Date or (b) the business, assets, financial condition or results of operations of the Acquired Companies, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect for purposes of clause (b) above: (i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii) any event, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of the Transactions (other than for purposes of any representation or warranty contained in Section 3.23 and the condition set forth in clause (b)(iv) of Annex I solely as such condition relates to Section 3.23); (iii) any event, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Companies operate or in the economy generally or other general business, financial or market conditions; (iv) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates; (v) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism (including cyber attacks and computer hacking), war, national or international calamity, natural disaster, epidemic, pandemic (including COVID-19), political unrest or any other similar event (or the worsening thereof); (vi) the failure of the Company to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii) any adverse effect arising directly from or otherwise directly relating to any action taken by Parent, or by the Company at the written direction of Parent, with the prior written consent of Parent or any action specifically required or permitted to be taken by the Company by the terms of the Agreement; or (viii) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with any change in, any Law or GAAP (or interpretations of any Law or GAAP); provided that any event, occurrence, circumstance, change or effect referred to in the foregoing clauses (iii), (iv), (v) and (viii) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such event, occurrence, circumstance, change or effect disproportionately affects the Acquired Companies relative to other participants in the industries in which the Acquired Companies operate.

“Material Contract” has the meaning set forth in Section 3.9(a) of the Agreement.

“Maximum Amount” has the meaning set forth in Section 6.4(b) of the Agreement.

“Medicaid” or “Medicaid Program” shall mean the health care program established under Title XIX of the Social Security Act, which provides health care insurance for low income individuals.

“Medicare” or “Medicare Program” shall mean the health care program established under Title XVIII of the Social Security Act, which provides health insurance for individuals sixty-five (65) and over, individuals with end-stage renal disease, and certain disabled individuals.

“Merger” has the meaning set forth in Section 2.1 of the Agreement.

“Merger Consideration” has the meaning set forth in Section 2.5(a)(ii) of the Agreement.

“MGCL” shall mean the Maryland General Corporation Law, as amended.

“MidCap Consent” shall mean the consent of MidCap Funding VIII Trust pursuant to (i) that certain Credit and Security Agreement, dated as of January 27, 2022, by and among certain subsidiaries of the Company, MidCap Funding VIII Trust, as administrative agent, and the lenders from time to time party thereto and (ii) that certain Guaranty and Security Agreement, dated as of January 27, 2022, by the Company and Five Star Senior Rehabilitation and Wellness Services, LLC, a Maryland limited liability company, in favor of MidCap Funding VIII Trust.

“Minimum Condition” has the meaning set forth in Annex I to the Agreement.

“MLLCA” shall mean the Maryland Limited Liability Company Act, as amended.

“Nasdaq” shall mean The Nasdaq Stock Market.

“Offer” has the meaning set forth in Section 1.1(a) of the Agreement.

“Offer Acceptance Time” has the meaning set forth in Section 1.1(h) of the Agreement.

“Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

“Offer Conditions” has the meaning set forth in Section 1.1(b) of the Agreement.

“Offer Documents” has the meaning set forth in Section 1.1(e) of the Agreement.

“Offer Price” has the meaning set forth in Section 1.1(a) of the Agreement.

“Offer to Purchase” has the meaning set forth in Section 1.1(b) of the Agreement.

“OIG” means the Office of the Inspector General of the United States Department of Health and Human Services.

“Parent” has the meaning set forth in the preamble to the Agreement.

“Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would or would reasonably be expected to, individually or in the aggregate, materially impair, prevent or materially delay Parent’s or Purchaser’s ability to consummate the Transactions.

“Parent Schedule 13E-3” has the meaning set forth in Section 1.1(e) to the Agreement.

“Parties” shall mean Parent, Purchaser, and the Company.

“Paying Agent” has the meaning set forth in Section 2.6(a) of the Agreement.

“Payment Fund” has the meaning set forth in Section 2.6(a) of the Agreement.

“Payor” shall mean any Private Program or Government Program.

“Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes that are not due and payable or the validity of which is being contested in good faith by appropriate proceedings, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business consistent with past practice under the terms of any Contracts to which the relevant Party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business consistent with past practice), (c) any interest or title of a lessor under leases (other than capital leases) entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice, and any Encumbrance related thereto, (d) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (e) IP Licenses, and (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including “protected health information” as such term is defined in 45 C.F.R. § 160.103, demographic information not otherwise publicly available, social security numbers and individually identifiable information that is the subject of Privacy Statements.

“Pre-Closing Period” has the meaning set forth in Section 5.1 of the Agreement.

“Privacy Statements” has the meaning set forth in Section 3.12(e) of the Agreement.

“Private Program” shall mean any nongovernment health care plan or health care reimbursement program, managed care plan or private payor or program, including any private insurance program, employer-sponsored programs under ERISA, private insurance payor or program, health care service plan, health insurance company, health maintenance organization, self-insured employee, or any other third-party nongovernmental payor.

“Program Denials” shall mean all claims denied by a Government Program or a Private Program arising from audits, appeals, or probes of claims for which any Acquired Company has been notified in writing prior to Closing.

“Proprietary Rights” shall mean all intellectual property of any kind or nature, including the following in any jurisdiction throughout the world: (i) trademarks, service marks and trade names (and all goodwill associated therewith and all registrations and applications therefor), (ii) patents, patent applications and patent disclosures, (iii) copyrights (and all applications and registrations therefor) and copyrightable works, (iv) Internet domain name registrations, and (v) trade secrets, confidential know-how and inventions, in each case, to the extent protectable by Law;

“Providers” shall mean any primary care physicians or physician groups, medical groups, ambulatory surgery centers, independent practice associations, specialist physicians, dentists, optometrists, pharmacies and pharmacists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, and any other specialty, ancillary or allied health professionals.

“Purchaser” has the meaning set forth in the preamble to the Agreement.

“Reimbursement Amount” has the meaning set forth in Section 8.3(b) of the Agreement.

“Release” (and its cognates) shall mean, with respect to Hazardous Materials, any presence, emission, spill, seepage, leak, escape, leaching, discharge, deposit, injection, pumping, pouring, emptying, escaping, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the indoor and outdoor air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.4(a) of the Agreement.

“Schedule 13E-3” has the meaning set forth in Section 1.1(e) of the Agreement.

“Schedule 14D-9” has the meaning set forth in Section 1.2(a) of the Agreement.

“SDAT” has the meaning set forth in Section 2.3(b) of the Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning set forth in Section 3.8(g) of the Agreement.

“Security Interest” has the meaning set forth in Section 3.7(c)(iv) of the Agreement.

“Shares” has the meaning set forth in Section 1.1(a) of the Agreement.

“Special Committee” has the meaning set forth in Section 3.21(b) of the Agreement.

“Special Committee Recommendation” has the meaning set forth in Section 3.21(b) of the Agreement.

“Specified Agreement” has the meaning set forth in Section 8.1(e) of the Agreement.

“Stockholder List Date” has the meaning set forth in Section 1.2(b) of the Agreement.

“Subsidiary” shall mean, with respect to any Person, any Entity of such Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity; provided, however, that for purposes of this Agreement none of the Company or any of its Subsidiaries shall be considered a Subsidiary of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) and none of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) shall be considered to be a Subsidiary of the Company or any of its Subsidiaries.

“Superior Offer” shall mean an unsolicited bona fide written Company Alternative Proposal that the Board of Directors or the Special Committee determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisors, and considering such factors as the Board of Directors or Special Committee considers to be appropriate, to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement from a financial point of view and is reasonably likely to be consummated on the terms and timing proposed, after taking into account any changes to the terms of this Agreement proposed by Parent, the identity of the Person making the Company Alternative Proposal, the financial, legal, regulatory and other aspects of such Company Alternative Proposal, including the expected timing and likelihood of consummation, conditions to consummation and availability of necessary financing; provided that for purposes of the definition of “Superior Offer,” the references to “25%” and “75%” in the definition of Company Alternative Proposal shall be deemed to be references to “50%” in each place each such phrase appears.

“Surviving Corporation” has the meaning set forth in Section 2.1 of the Agreement.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

“Tax” shall mean any and all taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Body or domestic or foreign taxing authority, including any income (net or gross), franchise, windfall or other profits, gross receipts, premiums, property (real or personal, tangible or intangible), escheat, unclaimed property, sales, use, value added, net worth, margins, assets, capital stock, business organization, commercial activity, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, leasing, lease, user, ad valorem, stamp, transfer, value-added, gains tax, license, recording, registration and documentation fees, severance, occupation, environmental, customs duties, disability, registration, alternative or add-on minimum, estimated tax, or other charge in the nature of a tax, however denominated, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, filing, election, certificate, document or other information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, including any attachments thereto and any amendments thereof.

“Termination Condition” has the meaning set forth in Annex I to the Agreement.

“Transactions” shall mean (a) the execution and delivery of the Agreement and (b) all of the transactions contemplated by the Agreement, including the Offer and the Merger.

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (h) of this Annex I. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Agreement, may terminate the Offer (i) upon termination of the Agreement and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of the Agreement), if (A) the Minimum Condition, the Termination Condition and the conditions set forth in clause (f) of this Annex I shall not be satisfied by one minute after 11:59 p.m. Eastern Time on the scheduled Expiration Date or (B) any of the additional conditions set forth below shall not be satisfied or waived (to the extent permitted by applicable Law) in writing by Parent:

(a)            the number of Shares validly tendered and not validly withdrawn, together with any Shares beneficially owned by any Person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser, or any wholly owned Subsidiary of Parent, represents at least a majority of all then-outstanding Shares at the time of the expiration of the Offer (the “Minimum Condition”);

(b)           (i) the representations and warranties of the Company set forth in Section 3.3(a), 3.3(c) and 3.3(e) (Capitalization, Etc.) of the Agreement shall be accurate except for any de minimis inaccuracies as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii) the representations and warranties of the Company set forth in the first sentence of Section 3.1 (Due Organization; Subsidiaries, Etc.) and Sections 3.2 (Company Charter and Bylaws), 3.3(b) and 3.3(d) (Capitalization, Etc.), 3.22 (Takeover Laws), 3.24 (Opinion of Financial Advisor) and 3.25 (Brokers and Other Advisors) of the Agreement shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(iii) the representations and warranties of the Company set forth in Sections 3.5(b) (Absence of Changes; No Material Adverse Effect), 3.21 (Authority; Validity of Agreement; No Vote) and 3.23(a)(i) (Non-Contravention; Consents) of the Agreement shall be accurate in all respects as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

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(iv)    the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses (b)(i), (b)(ii) and (b)(iii) of this Annex I) shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)            the Company shall be in compliance with, in all material respects, the obligations, covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d)            since the date of the Agreement, there shall not have occurred and be continuing any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

(e)            Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s President and Chief Executive Officer confirming that the conditions set forth in clauses (b), (c) and (d) of this Annex I have been satisfied;

(f)            (i) there shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, and (ii) there shall not have been any Law promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which prohibits or makes illegal the acquisition or acceptance for payment of Shares pursuant to the Offer or the consummation of the Merger, in either case of the foregoing clause (i) or (ii) which shall be final and nonappealable;

(g)            the MidCap Consent shall have been obtained by the Company; and

(h)            the Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Condition, the Termination Condition and the conditions set forth in clause (f) of this Annex I, which conditions are non-waivable) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of February 2, 2023, by and among AlerisLife Inc., ABP Acquisition LLC and ABP Acquisition 2 LLC.

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ANNEX II

Amended Company Charter

[See attached.]

ALERISLIFE INC.

ARTICLES OF INCORPORATION

THIS IS TO CERTIFY THAT:

FIRST:             The undersigned, ________________, whose address is ______________, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

SECOND:        The name of the corporation (which is hereinafter called the “Corporation”) is:

AlerisLife Inc.

THIRD:           The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

FOURTH:       The address of the principal office of the Corporation in this State is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

FIFTH:            The name and address of the resident agent of the Corporation are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

SIXTH:           The Corporation has authority to issue 76,000,000 shares of stock, consisting of 75,000,000 shares of Common Stock, $.001 par value per share, and 1,000,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares having a par value is Seventy-Six Thousand Dollars ($76,000.00). The Board of Directors of the Corporation (the “Board of Directors”), with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

SEVENTH:     The Corporation shall have a board of two directors unless the number is increased or decreased in accordance with the Bylaws of the Corporation. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The initial directors are:

Adam D. Portnoy

Jennifer B. Clark

EIGHTH:      (a)      The Corporation reserves the right to make any amendment of the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any shares of outstanding stock.

(b)          The Board of Directors may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

(c)          The Board of Directors may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the stock.

NINTH:        No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

TENTH:        To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. This limitation on liability shall apply to determinations and actions of a director, whether managerial or non-managerial, and whether an actual or potential acquisition of control or other transaction of the Corporation is solicited or unsolicited. Neither the amendment nor repeal of this Article TENTH, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article TENTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this ____ day of __________, 2023.

[______________]
Incorporator

I CONSENT TO ACT AS RESIDENT AGENT IN MARYLAND FOR THE ENTITY NAMED IN THE ATTACHED INSTRUMENT.

CSC-Lawyers Incorporating Service Company

By:
Name:
Title:

ANNEX III

Amended Company Bylaws

[See attached.]

ALERISLIFE INC.

BYLAWS

ARTICLE I

OFFICES

Section 1.      PRINCIPAL OFFICE. The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors may designate.

Section 2.      ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.      PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.

Section 2.      ANNUAL MEETING. An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held each year on the date and at the time and place set by the Board of Directors.

Section 3.      SPECIAL MEETINGS. Each of the chairman of the board, chief executive officer, president and Board of Directors may call a special meeting of stockholders. Special meetings of stockholders shall also be called by the secretary of the Corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting. Such request shall state the purpose of such meeting and the matters proposed to be acted on at such meeting. The secretary shall inform such stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting and, upon payment to the Corporation by such stockholders of such costs, the secretary shall give notice to each stockholder entitled to notice of the meeting. Special meetings of stockholders may be held in or out of the state of incorporation at a place fixed by the Board of Directors or otherwise at the principal executive office of the Corporation.

Section 4.      NOTICE. Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting, and to each stockholder not entitled to vote who is entitled to notice of the meeting, notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions.

Any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

Section 5.      QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation (the “Charter”) for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. The date, time and place of the meeting, as reconvened, shall be either (i) announced at the meeting or (ii) provided at a future time through means announced at the meeting.

The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

Section 6.      VOTING. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share of stock, regardless of class, entitles the holder thereof to cast one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

Section 7.      PROXIES. A holder of record of shares of stock of the Corporation may cast votes in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by applicable law. Such proxy or evidence of authorization of such proxy shall be filed with the record of the proceedings of the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

Section 8.      VOTING OF STOCK BY CERTAIN HOLDERS. Stock of the Corporation registered in the name of a corporation, limited liability company, partnership, joint venture, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, managing member, manager, general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock.

Section 9.      CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the “MGCL”), shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

Section 10.      STOCKHOLDERS’ CONSENT IN LIEU OF MEETING. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders.

ARTICLE III

DIRECTORS

Section 1.      GENERAL POWERS. Subject to the MGCL and to the Charter, the business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

Section 2.      NUMBER, TENURE AND RESIGNATION. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than 15, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Directors shall be elected at each annual meeting of the stockholders to hold office until the next annual meeting. Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 3.      ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place of regular meetings of the Board of Directors without other notice than such resolution.

Section 4.      SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chairman of the board, the chief executive officer, the president or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the time and place of any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place of special meetings of the Board of Directors without other notice than such resolution.

Section 5.      NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by electronic mail, facsimile transmission, United States mail or courier to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6.      QUORUM. A majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a specified group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

Section 7.      VOTING. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

Section 8.      ORGANIZATION. At each meeting of the Board of Directors, the chairman of the board or, in the absence of the chairman, the vice chairman of the board, if any, shall act as chairman of the meeting. In the absence of both the chairman and vice chairman of the board, the chief executive officer or, in the absence of the chief executive officer, the president or, in the absence of the president, a director chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in his or her absence, an assistant secretary of the Corporation, or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 9.      REMOTE MEETINGS. Directors may participate in a meeting by means of a conference telephone, video or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10.      CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

Section 11.      VACANCIES. If for any reason any or all of the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority of the entire Board of Directors. Any individual so elected as director shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies.

Section 12.      COMPENSATION. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 13.      RELIANCE. Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 14.      RATIFICATION. The Board of Directors or the stockholders may ratify any act, omission, failure to act or determination made not to act (an “Act”) by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the Act and, if so ratified, such Act shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders. Any Act questioned in any proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned Act.

Section 15.      CERTAIN RIGHTS OF DIRECTORS. Any director, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

Section 16.      EMERGENCY PROVISIONS. Notwithstanding any other provision in the Charter or these bylaws, this section shall be operative during any emergency resulting from an attack on the United States or on a locality in which the Corporation conducts its business or customarily holds meetings of its Board of Directors or its stockholders, or during any nuclear or atomic disaster, or during the existence of any catastrophe, pandemic, endemic, or other similar emergency condition, as a result of which a quorum of the board of directors or a standing committee of the board of directors cannot readily be convened for action (an “Emergency”). During any Emergency, unless otherwise provided by the board of directors, (i) a meeting of the board of directors or a committee may be called by any director or officer by any means feasible under the circumstances; (ii) notice of any meeting of the board of directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio; and (iii) the number of directors necessary to constitute a quorum shall be one-third of the entire board of directors or committee.

ARTICLE IV

COMMITTEES

Section 1.      NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors may appoint from among its members an Executive Committee and other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.

Section 2.      POWERS. The Board of Directors may delegate to committees appointed under Section 1 of this Article any of the powers of the Board of Directors, except as prohibited by law. Except as may be otherwise provided by the Board of Directors, any committee may delegate some or all of its power and authority to one or more subcommittees, composed of one or more directors, as the committee deems appropriate in its sole discretion.

Section 3.      MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide.

Section 4.      REMOTE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone, video or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5.      CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 6.      VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 1.      GENERAL PROVISIONS. The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or appropriate. The officers of the Corporation shall be elected by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2.      REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3.      VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4.      CHAIRMAN OF THE BOARD. The Board of Directors may designate from among its members a chairman of the board, who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The Board of Directors may designate the chairman of the board as an executive or non-executive chairman. The chairman of the board shall preside over the meetings of the Board of Directors. The chairman of the board shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Directors.

Section 5.      CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a chief executive officer. In the absence of such designation, the chairman of the board shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 6.      PRESIDENT. In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 7.      VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president or the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president, or vice president for particular areas of responsibility.

Section 8.      SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

Section 9.      TREASURER. The treasurer shall have the custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 10.      ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Directors.

Section 11.      COMPENSATION. The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.

ARTICLE VI

CONTRACTS, CHECKS AND DEPOSITS

Section 1.      CONTRACTS. The Board of Directors or any manager of the Corporation approved by the Board of Directors and acting within the scope of its authority pursuant to a management agreement with the Corporation may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors or a manager acting within the scope of its authority pursuant to a management agreement and executed by the chief executive officer, any co-president or any other person authorized by the Board of Directors or such a manager.

Section 2.      CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

Section 3.      DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the president, the chief financial officer, or any other officer designated by the Board of Directors may determine.

ARTICLE VII

STOCK

Section 1.      CERTIFICATES. Except as may be otherwise provided by the Board of Directors or any officer of the Corporation, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in any manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no difference in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2.      TRANSFERS. All transfers of shares of stock shall be made on the books of the Corporation, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors or an officer of the Corporation that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, the Corporation shall provide to the record holders of such shares, to the extent then required by the MGCL, a written statement of the information required by the MGCL to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 3.      REPLACEMENT CERTIFICATE. Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors or an officer of the Corporation has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 4.      FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such record date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

When a record date for the determination of stockholders entitled to notice of or to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if postponed or adjourned, except if the meeting is postponed or adjourned to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.

Section 5.      STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 6.      FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may authorize the Corporation to issue fractional shares of stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may authorize the issuance of units consisting of different securities of the Corporation.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 1.      AUTHORIZATION. Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

Section 2.      CONTINGENCIES. Before payment of any dividend or other distribution, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its sole discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

SEAL

Section 1.      SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.” The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2.      AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XI

INDEMNIFICATION AND ADVANCE OF EXPENSES

To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter and these Bylaws shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance of expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XII

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XIII

CONTROL SHARE ACQUISITION ACT

Notwithstanding any other provision contained in the charter or these Bylaws, Title 3, Subtitle 7 of the MGCL (or any successor statute) shall not apply to any acquisition by any person of shares of beneficial interest of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE IX

AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.